Exhibit 99.(a)(1)(A)

CHORDIANT SOFTWARE, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

HAVING AN EXERCISE PRICE OF $3.00 PER SHARE OR MORE

FOR EITHER RESTRICTED STOCK OR REPLACEMENT OPTIONS

AUGUST 23, 2002
As Amended on September 20, 2002

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT MIDNIGHT, EASTERN TIME ON OCTOBER 4, 2002,

UNLESS THE OFFER IS FURTHER EXTENDED

Chordiant Software, Inc. ("Chordiant") is offering each option holder who is a current employee of Chordiant or one of its subsidiaries, the opportunity to exchange all outstanding options to purchase shares of Chordiant common stock granted under 1999 Equity Incentive Plan, the 2000 Nonstatutory Equity Incentive Plan, the Prime Response 1998 Stock Option/Stock Issuance Plan and the White Spider Software 2000 Stock Incentive Plan (each a "Plan" and collectively, the "Plans") that have an exercise price of $3.00 per share or more ("Eligible Options") for, at each employee's election, either, (i) shares of our common stock that will, until vested, be non-transferable and subject to forfeiture ("restricted stock"), and/or (ii) replacement options (i.e., one-for-one) issuable on the date six (6) months and one (1) day following the expiration of the Offer ("replacement options").

We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the related Election Form (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

If you wish to accept the Offer, you must exchange all stock options that we granted to you on or after February 21, 2002, regardless of whether these options are Eligible Options (the "Mandatorily Exchangeable Options"). However, should you choose to accept the Offer, you are not obligated to tender each Eligible Option that was granted prior to February 21, 2002; rather, you are free to tender as many or as few of the Eligible Options granted prior to February 21, 2002 as you wish. Please note that you must tender all outstanding, unexercised shares under each particular Eligible Option you wish to tender. All Eligible Options and Mandatorily Exchangeable Options tendered for exchange pursuant to the Offer are hereinafter referred to together as "Tendered Options."

All Tendered Options accepted by us pursuant to the Offer will be cancelled. If you elect to be issued restricted stock in exchange for your Tendered Options, the number of shares of restricted stock you will receive in exchange for Tendered Options that are accepted for exchange and cancelled by us will be determined by multiplying the number of shares of Common Stock subject to the Tendered Options by 0.8 (rounded up from 0.5 or down to the nearest whole number). If you elect to be granted replacement options in exchange for your Tendered Options, you will be granted replacement options covering the same number of shares as were subject to your Tendered Options. When you elect to tender your Eligible Options (and any Mandatorily Exchangeable Options, if you have any), you may select whether to receive restricted stock or replacement options on an Eligible Option-by-Eligible Option basis. Therefore, if you are exchanging more than one Tendered Option, you may elect to be issued restricted stock with respect to all Tendered Options, issued restricted stock with respect to some Tendered Options and replacement options with respect to the remaining Tendered Options, or issued replacement options with respect to all Tendered Options.

Subject to the terms and conditions of the Offer, we will issue the restricted stock as soon as practicable after the date on which we accept and cancel Tendered Options in the Offer, and we will grant the replacement options on or as soon as practicable after April 5, 2003. The shares of restricted stock will be subject to forfeiture and other restrictions until they vest under the terms of a restricted stock agreement between each person tendering Eligible Options and Mandatorily Exchangeable Options and us. A failure to sign the restricted stock agreement in the form presented by us will void the grant of restricted stock. Replacement options will also be subject to vesting and will generally terminate or expire in the same manner your Tendered Options would terminate or expire.

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The Offer is not conditioned upon a minimum number of options being elected for exchange. The Offer is subject, however, to certain conditions, which we describe in Section 6 of this Offer to Exchange.

Although our Board of Directors has approved the Offer, neither our Board of Directors nor we make any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to elect to exchange your options.

You should direct questions about the Offer and any requests for assistance or for additional copies of the Offer or the Election Form to Tony Boccanfuso, Senior Vice President of Human Resources of Chordiant by telephone at (408) 517-6100, by e-mail tony.boccanfuso@chordiant.com, or by mail at Chordiant Software, Inc., 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014.

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IMPORTANT

If you elect to exchange any of your Eligible Options, you must complete and sign the Election Form accompanying this Offer to Exchange in accordance with its instructions, and mail or otherwise deliver it, together with the original copy of the grant notice with respect to the Eligible Options you are electing to exchange, to Chordiant Software, Inc., 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014, Attention: Tony Boccanfuso, Senior Vice President of Human Resources. Mr. Boccanfuso must receive the election before the offer expires at midnight, Eastern time, on October 4, 2002.

We are not making the Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any election to exchange options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your Eligible Options pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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TABLE OF CONTENTS

SUMMARY TERM SHEET 1

THE OFFER 15

1. NUMBER OF SHARES OF RESTRICTED STOCK AND REPLACEMENT OPTIONS; EXPIRATION DATE. 15

2. PURPOSE OF THE OFFER. 15

3. PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS. 16

4. WITHDRAWAL RIGHTS. 17

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK AND/OR REPLACEMENT OPTIONS. 17

6. CONDITIONS OF THE OFFER. 18

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS. 20

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW RESTRICTED STOCK AND REPLACEMENT OPTIONS. 21

9. INFORMATION CONCERNING CHORDIANT. 22

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS. 29

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER. 29

12. LEGAL MATTERS; REGULATORY APPROVALS. 29

13. MATERIAL INCOME TAX CONSEQUENCES. 29

14. EXTENSION OF OFFER; TERMINATION; AMENDMENT. 36

15. FEES AND EXPENSES. 37

16. ADDITIONAL INFORMATION. 37

17. MISCELLANEOUS. 38

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying Election Form because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Exchange and the Election Form. We have included page references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

  THE EXCHANGE
    WHAT OPTIONS IS CHORDIANT OFFERING TO EXCHANGE?

    We are offering to exchange all stock options issued under our 1999 Equity Incentive Plan, 2000 Nonstatutory Equity Incentive Plan, Prime Response 1998 Stock Option/Stock Issuance Plan and White Spider Software 2000 Stock Incentive Plan (each a "Plan" and collectively, the "Plans") that have an exercise price of $3.00 per share or more and are held by our current employees. We refer to these stock options in this Offer to Exchange as the "Eligible Options." The Offer does not apply to shares of common stock previously purchased by you pursuant to the exercise of your options. (Page 15)

    IF I PARTICIPATE IN THE OFFER, ARE THERE OPTIONS THAT I HAVE TO EXCHANGE?

    Yes, if you tender any or all of your Eligible Options, you must exchange all stock options granted to you on or after February 21, 2002 (the "Mandatorily Exchangeable Options").(Page 15)

    IF I PARTICIPATE IN THE OFFER, DO I HAVE TO EXCHANGE ALL OF MY ELIGIBLE OPTIONS?

    No, if you choose to participate in the Offer, you are not obligated to tender each Eligible Option. You are free to elect to tender as many or as few of the Eligible Options granted prior to February 21, 2002 as you wish. For each Eligible Option (i.e., each option you received on the same grant date) you exchange, you must tender all unexercised shares subject to that Eligible Option. Eligible Options and Mandatorily Exchangeable Options that you elect to exchange are referred to herein as "Tendered Options." (Page 15)

    WHY IS CHORDIANT MAKING THE OFFER TO EXCHANGE?

    Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are concerned that the purposes of the Plans are not being achieved and that these options are not creating a meaningful long-term performance incentive for employees to maximize stockholder value. By making the Offer, we are giving our employees an opportunity to exchange their existing Eligible Options for restricted stock or replacement options, or a combination of restricted stock and replacement options. We believe that the exchange will provide our employees with the benefit of holding either restricted stock or replacement options that over time may have a more meaningful potential to increase in value and to provide our employees with the benefit of equity ownership in Chordiant, and creating better performance incentives for employees to maximize stockholder value.

    You are not required to accept the Offer. The program is voluntary. (Page 15)

    WHAT ARE MY CHOICES IF I AM AN EMPLOYEE WHO RESIDES IN THE UNITED STATES?

    If you are an employee who resides in the United States and you elect to participate in the Offer, you may elect to:

    (a) receive shares of common stock equal to the number of shares of common stock you would have received if you exercised the Tendered Options multiplied by 0.8 (the "restricted stock");

    (b) receive replacement options, which will be granted on or as soon as practicable after April 5, 2003 (the "replacement options");

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    (c) receive any combination of restricted stock or replacement options (if you exchange more than one Eligible Option or Mandatorily Exchangeable Option), provided that you must elect the same consideration (either restricted stock or replacement options) for all shares subject to the same Tendered Option; or

    (d) do nothing and keep any or all of your Eligible Options at their current exercise prices. (Page 15)

    WHAT ARE MY CHOICES IF I AM AN EMPLOYEE WHO RESIDES IN CANADA, THE UNITED KINGDOM, FRANCE, GERMANY OR THE NETHERLANDS?

  If you are an employee who resides in Canada, the United Kingdom, France, Germany or the Netherlands and you elect to participate in the Offer, you have the same choices as an employee who resides in the United States. The tax consequences of the various choices available will depend on the country in which you are resident. The tax consequences of which you should be aware are set forth below. (Pages 32-36)

  7. HOW WILL THE EXCHANGE WORK?

  To accept our Offer, you must make a voluntary election to exchange Eligible Options for (i) unvested restricted stock that we will issue as soon as practicable after the date on which we accept and cancel Eligible Options elected for exchange in the Offer (the "Exchange Date"), and/or (ii) replacement options that will be issued on or as soon as practicable after April 5, 2003 (the date on which the replacement options are granted is referred to as the "New Grant Date," which will be on or as soon as practicable after April 5, 2003). The restricted stock will be subject to forfeiture and other restrictions until vested under the terms of a restricted stock agreement between you and us. The replacement options will vest according to the original vesting schedule of your Tendered Options and will have an exercise price equal to fair market value of the underlying stock as quoted on the Nasdaq National Market as of the New Grant Date, six (6) months and one (1) day after the Offer expires. Following our acceptance of your election to exchange Tendered Options, you will have no further rights in the Tendered Options, and your Tendered Options will be cancelled. (Page 15)

  8. ARE THERE ANY CONDITIONS TO THE OFFER?

  Although the Offer is not conditioned upon a minimum number of options being elected for exchange, the Offer is subject to a number of other conditions, including the conditions described in Section 6. (Pages 18-20)

  QUESTIONS ABOUT RESTRICTED STOCK
    WHAT IS RESTRICTED STOCK?

    Unlike options, when you receive restricted stock, you will become a holder of actual shares of Chordiant's common stock. You are not required to pay any additional consideration to receive these shares of restricted stock. These shares are considered "restricted" because until they vest, they will be subject to forfeiture and restrictions on transfer. The forfeiture and transfer restrictions will be set forth in a restricted stock agreement entered into by you and us (See Schedule B). Once your restricted stock has vested, those shares will be yours to hold, transfer or sell as you desire, subject to applicable securities laws and payment of minimum statutory tax withholdings. (Page 21)

    HOW MANY SHARES OF RESTRICTED STOCK WILL BE ISSUED TO ME IN EXCHANGE FOR MY TENDERED OPTIONS?

    For each share subject to a Tendered Option you elect to exchange for shares of restricted stock, you will be issued 0.8 of one share of restricted stock (rounded up from 0.5 or down to the nearest whole number). (Page 15)

    WILL THE RESTRICTED STOCK EVER EXPIRE?

    No, once your shares of restricted stock vest, they do not expire. As a result, the restricted stock will be yours to hold and, after it vests, you will be free to transfer or sell as you desire, subject to applicable securities laws and payment of applicable minimum statutory tax withholdings. (Pages 21-22)

    WHEN WILL I RECEIVE MY RESTRICTED STOCK?

    2.

    The grant of the restricted stock will be effective as of the Exchange Date, and you will be the record owner of the restricted stock on the Exchange Date. Your award of restricted stock will be evidenced by a restricted stock agreement between you and us, and you will not receive a stock certificate for the restricted stock. (See Schedule B) We expect to distribute the restricted stock agreements as soon as practicable after the expiration of the Offer. Until the restricted stock vests, it will be held in our custody. As the shares of restricted stock vest, assuming you have signed the required restricted stock agreement and all of the necessary related documents, and any applicable minimum statutory tax withholdings have been paid by you, shares will be deposited into your account established with RBC Capital Markets. (Page 21)

    WHAT IS THE VESTING PERIOD FOR THE RESTRICTED STOCK? (Pages 21-22)

If you elect to exchange your Tendered Options for shares of restricted stock, the restricted stock issued to you will vest as follows:

  Vested Options. The restricted stock issued in respect of the vested portion of a Tendered Option will vest in four (4) equal installments on the following dates: February 15, 2003, May 15, 2003, August 15, 2003 and November 15, 2003. The vested portion of a Tendered Option shall be deemed to be that number of whole shares of our Common Stock subject to the Tendered Option that are vested as of the date of the Offer plus any shares that would have been vested (if such Tendered Option were not exchanged) as of December 31, 2002.
  Unvested Options. The unvested portion of a Tendered Option shall be deemed to be that number of whole shares of our Common Stock subject to the Tendered Option that are not vested as of the date of the Offer and would not have been vested (if such Tendered Option were not exchanged) as of December 31, 2002.
    Tendered Options that would have become fully vested during 2003 (the "2003 Options"). The restricted stock issued in exchange for the unvested portion of a tendered 2003 Option will vest over the same number of quarters of 2004 as the number of quarters of 2003 over which such 2003 Option would have vested had it not been exchanged, and the vesting dates for each applicable quarter shall be on the 15th of February, May, August and November of 2004.
    Tendered Options that are not 2003 Options ("Other Options").
      Shares that would have vested in 2003. The restricted stock issued in exchange for the portion of a tendered Other Option that would have vested during 2003 had such Other Option not been exchanged (the "2003 Portion") will vest in roughly equal installments, on the 15th of February, May, August and November of 2004.
      Shares that would have vested in 2004. The restricted stock issued in exchange for the portion of a tendered Other Option that would have vested during 2004 (including any Other Option that would have become fully vested in any quarter of 2004) had such Other Option not been exchanged (the "2004 Portion") will vest in roughly equal installments, on the 15th of February, May, August and November of 2004.
      All other shares. The restricted stock issued in exchange for the portion of a tendered Other Option other than the 2003 Portion and the 2004 Portion (the "Remaining Portion") will vest in roughly equal installments, on the 15th of each February, May, August and November, starting in 2005, over the duration of the remaining original vesting period of such tendered Other Options, such that the Restricted Stock exchanged for the Remaining Portion will be fully vested as of the date such Other Options would have been fully vested if such Other Options were not exchanged.
    Employees who received option grants on February 13, 2002. All shares of restricted stock issued in respect of Tendered Options granted on February 13, 2002, shall vest in two (2) equal installments on the following dates: February 15, 2003, and May 15, 2003.
6. CAN YOU GIVE ME AN EXAMPLE OF HOW VESTING ACTUALLY WORKS?

Yes. Assume an employee holds an Eligible Option for 10,000 shares that currently vests over 48 months and that was granted on September 30, 2000.

  If the employee DOES exchange this option for shares of restricted stock, the employee will receive 8,000 (i.e., 0.8 multiplied by 10,000) shares of unvested restricted stock, and the restricted stock would vest as follows:
    Shares Received in Respect of the Vested Portion of the Tendered  Option: This employee will be issued 4,500 shares of restricted stock in exchange for the vested portion of the Tendered Option (approximately 208 shares per month, times 0.8, times 27 months of vesting), and these shares will vest in four (4) roughly equal installments on the 15th of February, May, August and November of 2003;
    Shares Received in Respect of the Unvested Portion of the Tendered Option: This employee will be issued 3,500 shares of restricted stock in exchange for the unvested portion of this Tendered Option. Because the unvested portion of this Tendered Option would not be fully vested in 2003, it is an "Other Option" and will vest accordingly. Thus, the 3,500 shares issued in respect of the unvested portion of the Other Option will vest in roughly equal installments on the 15th of February, May, and August of 2004, with the final vesting date of August 15, 2004.

As a second example, assume an employee holds an Eligible Option for 10,000 shares that currently vests over 48 months and was granted on September 30, 1999.

  If the employee DOES exchange this option for shares of restricted stock, the employee will receive 8,000 (i.e., 0.8 multiplied by 10,000) shares of unvested restricted stock, and the restricted stock would vest as follows:
    Shares Received in Respect of the Vested Portion of the Tendered Option: This employee will be issued 6,500 shares of restricted stock in exchange for the vested portion of the Tendered Option (approximately 208 shares per month, times 0.8, times 39 months of vesting), and these shares will vest in four (4) roughly equal installments on the 15th of February, May, August and November of 2003;
    Shares Received in Respect of the Unvested Portion of the Tendered Option: This employee will be issued 1,500 shares of restricted stock in exchange for the unvested portion of this Tendered Option. Because the unvested portion of this Tendered Option would have been fully vested in the third quarter of 2003, it is a "2003 Option" and will vest accordingly. Thus, the 1,500 shares issued in respect of the unvested portion of the 2003 Option will vest in roughly equal installments on the 15th of February, May, and August of 2004, with the final vesting date of August 15, 2004.

As a third example, assume an employee holds an Eligible Option for 10,000 shares that currently vests over 48 months and was granted on September 30, 2001.

  If the employee DOES exchange this option for shares of restricted stock, the employee will receive 8,000 (i.e., 0.8 multiplied by 10,000) shares of unvested restricted stock, and the restricted stock would vest as follows:
    Shares Received in Respect of the Vested Portion of the Tendered Option: This employee will be issued 2,500 shares of restricted stock in exchange for the vested portion of the Tendered Option (approximately 208 shares per month, times 0.8, times 15 months of vesting), and these shares will vest in four (4) roughly equal installments on the 15th of February, May, August and November of 2003;
    Shares Received in Respect of the Unvested Portion of the Tendered Option: This employee will be issued 5,500 shares of restricted stock in exchange for the unvested portion of this Tendered Option. Because the unvested portion of this Tendered Option would not have been fully vested in 2003, it is an "Other Option" and will vest accordingly. Thus, the 5,500 shares issued in respect of the unvested portion of the Other Option will vest as follows for 2004: 1,000 shares per quarter on the 15th of February, May, August and November of 2004; for 2005, the vesting would be 500 shares per quarter on the 15th of February, May and August, with the final vesting date of August 15, 2005. The effect of this vesting schedule is to catch up the vesting that did not occur in 2003 during 2004. After 2004, the vesting resumes its normal course until fully vested on August 15, 2005.

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7. ARE THERE ANY OTHER RESTRICTIONS ON THE RESTRICTED STOCK OTHER THAN VESTING?

Yes. In addition to vesting, the restricted stock will be limited as to your ability to sell, transfer, assign, pledge or otherwise encumber or dispose of unvested shares of restricted stock. These restrictions will be set forth in your restricted stock agreement. Once the restricted stock has vested, the stock will no longer be subject to forfeiture or these restrictions. (Page 21)

8. UNDER WHAT CIRCUMSTANCES WILL I FORFEIT THE RESTRICTED STOCK?

If you leave or are terminated by Chordiant for any or no reason, including but not limited to voluntary resignation or termination of your employment by us, you will forfeit your unvested restricted stock. Shares of restricted stock that vest while you remain an employee of Chordiant are yours to keep even after you leave. (Pages (17-18)

9. AM I ENTITLED TO EXERCISE ANY RIGHTS OF OWNERSHIP OF RESTRICTED STOCK WHILE THE STOCK IS SUBJECT TO RESTRICTION?

Yes, once the restricted stock is issued (i.e., you receive and sign your restricted stock agreement), regardless of whether the shares are vested, you will be treated as a stockholder. You will have dividend, voting and other stockholder rights (subject to the transfer and forfeiture restrictions discussed above) with respect to all shares of restricted stock that you receive in the exchange as of the date we issue the restricted stock. We will deliver to you, by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. (Pages 21-22)

10. ARE THERE ANY SPECIAL TAX CONSIDERATIONS?

YES. We recommend that you consult your own tax adviser to determine the federal, state, local AND FOREIGN tax consequences of electing to exchange options. (Pages 29-36)

If you live in the United States:

For each Tendered Option for which you elect to receive shares of restricted stock in exchange, you will incur no immediate tax consequences from receiving restricted stock in exchange for your options, unless you make an election under Section 83(b) of the Internal Revenue Code (an "83(b) Election," discussed below). If you do not make an 83(b) Election, on each vesting date you will be required to recognize ordinary income in an amount equal to the fair market value of the stock that vests on that vesting date, valued as of the vesting date and there will be withholding tax obligations with respect to such income. These amounts will be added to your W-2. You will be required to pay all taxes on this amount on the vesting date. For example, if 100 shares of stock vest on the first vesting date and the fair market value of a share of our common stock on that date is $3.75, the holder of those 100 shares of restricted stock would be required to recognize ordinary income in an amount equal to $375.00 (100 * $3.75) and pay income and employment tax as if the employee had received $375.00 in cash.

Please note that when used in this Offer to Purchase, the term "withholding tax obligation" includes your share of the applicable income and employment taxes. We will pay the employer's shares of any applicable employment taxes.

  What is an 83(b) election, and what are the consequences of filing an 83(b) election?

An 83(b) Election is a tax election that permits the holder of property that is subject to forfeiture, such as restricted stock that is subject to vesting, to be taxed on the value on the date the holder of the property receives the property. Thus, an employee exchanging Tendered Options for restricted stock pursuant to the Offer would be taxed on the Exchange Date instead of on the vesting dates and the amount of income recognized would be based on the value of the stock as of the Exchange Date instead of the value of the stock on the vesting dates.

If you make an 83(b) Election, you will be required to recognize ordinary income at the time of the exchange in an amount equal to the fair market value of the restricted stock on the Exchange Date and you will be required to pay all applicable taxes. For example if 10,000 shares of restricted stock are issued on the exchange date in respect of exchanged Eligible Options and on the date of the issuance the fair market value of a share of our common stock is $1.00, the holder of the 10,000 shares of restricted stock would be required to recognize ordinary income in an amount equal to $10,000 (or 10,000 x $1.00) and pay income and employment tax accordingly.

5.

If you make an 83(b) Election, and your employment terminates for any reason at any time thereafter, you will not be able to recover the taxes that you paid even though you may not be able to keep all or some of the restricted stock because the shares had not vested at the time your employment terminated. As described in this Offer to Exchange, if you make an 83(b) Election, you must pay us in cash in an amount necessary to satisfy the withholding tax obligation on the date of the exchange of your Tendered Options for restricted stock. Section 13 includes a general summary of the material federal income tax consequences of the exchange.

  HOW DO I MAKE AN 83(b) ELECTION, AND WHO MAKES THE ELECTION?

An 83(b) Election is made by filing a letter with IRS setting forth certain information regarding yourself and the restricted stock with respect to which the 83(b) Election is being made. An 83(b) Election must be made no later than the thirtieth (30th) day following the exchange of your Eligible Options for restricted stock and cannot be made at a later date. YOU ARE SOLELY RESPONSIBLE FOR MAKING THE 83(b) ELECTION AND TIMELY FILING THE ELECTION WITH THE IRS. If you file an 83(b) Election, you will be required to tender a check on the Exchange Date in the amount of the applicable minimum statutory tax withholdings for the grant of the restricted stock.

  WHO PAYS THE MINIMUM STATUTORY TAX WITHHOLDING AMOUNTS FOR RESTRICTED STOCK?

You will be required to pay only the employee portion of any applicable tax amount. If you elect to exchange your Tendered Options for restricted stock and you do not file an 83(b) Election, your election to exchange will include your direction to Chordiant to sell on your behalf on each vesting date a number of shares of the stock that vests on that date with a value equal to the amount of minimum statutory tax withholdings for such shares of stock and to use the proceeds from the sale of such shares of stock to pay for applicable minimum statutory tax withholdings. As stated above, if you file an 83(b) Election you will be required to tender a check on the Exchange Date in the amount of the applicable minimum statutory tax withholdings for the grant of the restricted stock.

If you live in Canada:

The issuance of restricted stock to Canadian employees, regardless of whether the stock is vested, will give rise to an income inclusion on the date of issuance in an amount equal to the fair market value of the restricted stock on such date. For example, if you are issued 10,000 shares of restricted stock and the fair market value of our common stock is $1.00 on the date that you are issued the shares, you would be required to recognize ordinary income in an amount equal to $10,000 (or 10,000 x $1.00). We will be required to withhold an amount in respect of the amount included in your income on the issuance of the restricted stock, and you will be required to tender a check on the Exchange Date in the amount of the applicable minimum statutory tax withholdings for the grant of the restricted stock. Note that if you leave the company before the vesting period starts, the employee benefit included in income at the date of issue of the restricted stock cannot be deducted. You will also not be able to receive a refund of any income taxes paid in respect of such employee benefit.

If you live in the United Kingdom:

The issue of restricted stock to UK employees will give rise to an immediate charge to income tax and Class 1 employee's and employer's national insurance contributions, based on the difference between the market value of the restricted stock at the date of issue and the amount you pay for the restricted stock (this applies irrespective of whether the restricted stock has vested). You will be required to pay all income tax and Class 1 employee's and employer's national insurance contributions arising.

For example, you receive 100 shares of restricted stock and the market value of a share of our common stock is $3.75 on the date you receive the shares. You will be required to recognize income of $375.00 (3.75*100). If you are a higher rate taxpayer you will pay income tax at 40 percent on that income. You will also pay the employer Class 1 national insurance contributions at the current rate of 11.9 per cent. However, you will receive an income tax credit for the Class 1 national insurance contributions paid by you (you will not be required to pay further employee's national insurance contributions as you will have already reached the earnings threshold). Your total tax liability in respect of the restricted stock will be:

6.

Taxable income	$375.00
Income tax	$150.00
Employer Class 1 NICs	$26.77
TOTAL TAX LIABILITY	$176.77

If you live in France:

Under the French tax regime, the issuance of restricted stock to employees resident in France should give rise to an immediate charge to individual income tax (at progressive rate up to 50.11% for 2002), and to the employee's and employer's social security taxes (including CSG and CRDS), based on the fair market value of the restricted stock which is advantage treated for French tax purposes as salary. This tax will apply regardless of the fact the restricted stock cannot be sold until vested, and regardless of whether the restricted stock is vested or unvested. You will be required to pay all income tax and all employee's social security taxes; you may either tender a check in the amount of such social security taxes on the date of the issuance of the restricted stock or have the amount withheld from salary.

If you live in Germany:

The issuance of restricted stock to German employees will give rise to an immediate charge to withholding income tax (wage tax) and employee's and employer's social security contributions, based on the fair market value of the restricted stock at the date of issue . This applies irrespective of whether the restricted stock has vested. You will be required to pay all income tax and employee's social security contributions.

For example, you receive 100 shares of restricted stock and the market value of a share of our common stock is US $3.75 on the date you receive the shares. You will be required to recognize income of $375.00 (i.e., 3.75*100). If you are a higher rate taxpayer you will pay income tax at 48.5 per cent (the highest income tax rate for the year 2002) plus solidarity surcharge at 5.5 per cent of the income tax. You will also pay social security contributions (pension insurance, unemployment insurance, health insurance including care surcharge). You will not be required to pay further employee's social security contributions as you will have already reached the earnings threshold. As a member of a church you will be subject to church tax, too.

If your employment with Chordiant terminates before the vesting period begins, the taxable income at the date of the issuance of the restricted stock will be recognized as negative income for income tax purposes.

If you live in the Netherlands:

The issuance of restricted stock to Dutch Employees will give rise to an immediate charge of Dutch wage tax and premiums with respect to social security, based on the market value of the restricted stock at the date of the issue. You will be required to pay all withholding amounts on the wage tax and premiums due and account for this amount to the Dutch tax authorities.

  QUESTIONS ABOUT REPLACEMENT OPTIONS
    WHAT ARE REPLACEMENT OPTIONS?

    Replacement options will be similar to the Chordiant option(s) you have received in the past. Your replacement options, similar to your Tendered Options, will provide you with a right to purchase Chordiant stock at the exercise price of the replacement options (as described below). (Page 22)

    HOW MANY REPLACEMENT OPTIONS WILL I RECEIVE?

    Your replacement options will be exercisable for the same number of shares as were subject to your Tendered Options that you elected to exchange for replacement options (i.e., the exchange will be on a one-for-one basis). (Page 22)

    WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

    7.

    The replacement options will expire at 11:59 pm., Eastern time, on the day prior to the ten-year anniversary of the New Grant Date (the date the replacement options are granted).

    WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

    The replacement options will be granted on, or as soon as possible after the April 5, 2003, and we expect to distribute the replacement option agreements within six to eight weeks following the "New Grant Date."

    WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

    Except for the exercise price of the replacement options (which will be the closing price of our Common Stock as reported on the Nasdaq National Market on the trading day preceding the New Grant Date), the terms and conditions of your replacement options will be substantially the same as your Tendered Options that were cancelled. Please note, however, if your Tendered Options are under the Prime Response 1998 Stock Option/ Stock Issuance Plan or the White Spider 2000 Stock Incentive Plan, your replacement options will not be granted pursuant to the same plan under which you received your Tendered Options, and, as a result, will be subject to certain different terms. (Page 22)

    WHY WON'T I RECEIVE MY REPLACEMENT OPTIONS IMMEDIATELY AFTER THE EXCHANGE DATE?

    If we were to grant replacement options on any date earlier than six months and one day after the date we cancel any of the Tendered Options pursuant to the terms of the Offer, we would be required for financial accounting purposes to record a compensation expense against our earnings. By deferring the grant of the replacement options for at least six months and one day, we believe that we will not have to record such a compensation expense. (Page 29)

    WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

    The replacement options will have an exercise price equal to the closing price of our Common Stock as reported on the Nasdaq National Market on the trading day preceding to the New Grant Date. We cannot guarantee that the replacement options will have a lower exercise price than the Tendered Options. Therefore, we recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. (Page 22)

    IF MY CURRENT ELIGIBLE OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

    If you are an employee who resides in the U.S. and your Tendered Options were incentive stock options, then the replacement options, to the extent permissible, will be incentive stock options. Factors that might limit our ability to classify the replacement options as incentive stock options include the tax laws that govern incentive stock options and the number of shares reserved for issuance under our 1999 Equity Incentive Plan and our 2000 Nonstatutory Equity Incentive Plan (each a "Chordiant Plan," and collectively, the "Chordiant Plans"). If we are unable to designate all of the replacement options as incentive stock options, the remaining replacement options will be nonqualified stock options. If you are a non-U.S. employee, regardless of whether your Tendered Options are incentive stock options, your replacement options will be nonqualified stock options. (Pages 29-31)

    WHAT HAPPENS IF MY NEW REPLACEMENT OPTIONS ARE ISSUED AND CHORDIANT'S STOCK PRICE IS LOWER THAN MY EXERCISE PRICE?

    We are conducting the Offer only at this time, and we consider the Offer a one-time offer. We do not expect to repeat the Offer. As stock options granted under the Chordiant Plans generally are valid for up to ten years from the date of initial grant, subject to continued service with us or one of our subsidiaries, the price of our Common Stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the replacement options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE, AND NOTHING CONTAINED IN THIS DOCUMENT OR THE OTHER DOCUMENTS YOU RECEIVE RELATING TO THE OFFER SHOULD BE INTERPRETED IN ANY WAY AS A CLAIM RELATING TO THE FUTURE PROSPECTS OF THE PRICE OF OUR COMMON STOCK, NOR SHOULD ANY INFERENCE ABOUT SUCH FUTURE PROSPECTS BE INFERRED FROM ANYTHING CONTAINED HEREIN OR THEREIN. (Page 20)

    8.

    WHAT IS THE VESTING PERIOD FOR THE REPLACEMENT OPTIONS?

    If you elect to exchange your Tendered Options for replacement options, the replacement options issued to you will have the same vesting schedule and vesting commencement date as the applicable Tendered Option. Thus, the replacement options will be fully vested on the same date your Tendered Option(s) would have been fully vested. (Page 22)

    CAN YOU GIVE ME AN EXAMPLE OF THE VESTING SCHEDULE FOR REPLACEMENT OPTIONS?

    Yes. Assume an employee holds an Eligible Option for 10,000 shares that currently vests over 48 months and that was granted on September 30, 2000.

    If the employee exchanges this option for a replacement option, then the employee will be granted a replacement option on or as soon as possible after April 5, 2003 covering 10,000 shares of Common Stock, and the replacement option will have the same vesting schedule and vesting commencement date as the applicable Tendered Option. Thus, the replacement option will be fully vested on September 30, 2004.

    WHAT HAPPENS IF I ELECT TO BE ISSUED REPLACEMENT OPTIONS AND PRIOR TO THE NEW GRANT DATE CHORDIANT IS DELISTED FROM NASDAQ?

    If we are delisted from the Nasdaq National Market, we will have to have the Chordiant Plans qualified in California and elsewhere. We can make no assurance that we will be able to have the Chordiant Plans qualified in California or in any other jurisdiction where qualification is necessary. Further, the process of qualifying the Chordiant Plans may cause a delay in our granting the replacement options, and if the Chordiant Plans are not qualified, we may not be permitted to issue the replacement options at all. (Pages 20-21)

    ARE THERE ANY SPECIAL TAX CONSIDERATIONS?

  YES. We recommend that you consult your own tax advisor to determine the federal, state, local AND FOREIGN tax consequences of electing to exchange options for replacement options. (Pages 29-36)

  If you live in the United States:

  If you accept the Offer and elect to exchange any Tendered Options for replacement options, you will not recognize income for U.S. Federal Income Tax purposes at the time of the exchange or at the time we grant replacement options to you.  See pages 29-31 for more information on the tax consequences of exercising your options.

  If you live in Canada:

  The cancellation of your Tendered Options should not result in any liability to tax arising. The grant of replacement options should also not result in any liability to tax arising. Subject to the possible availability of a Cdn. $100,000 deferral (discussed in more detail under the heading "Canadian Tax Consequences - Tax Consequences on Cancellation of Tendered Options for New Options"), at the time that you exercise your replacement options, you will be required to include in income as an employee benefit an amount equal to the difference between the fair market value of our common stock at the time that you exercise your replacement options and the exercise price of the replacement options. Absent any deferral, we will be required to withhold an amount in respect of such employee benefit and pay it to the Canadian tax authorities, and you will be required to pay such amounts.

  If you live in the United Kingdom:

  The cancellation of your Eligible Options should not result in any liability to tax arising. The grant of replacement options should also not result in any liability to tax arising. At the time you exercise your options a charge to income tax and Class 1 employee's and employer's national insurance contributions will arise based on the difference between the market value of our Common Stock at the time you exercise your options and the exercise price. You will be required to pay all income tax and Class 1 employee's and employer's national insurance contributions arising.

  If you live in France:

  9.

  Stock options granted by a non-French company can benefit from the French favorable tax and social regime only if the stock option plan pursuant to which the options are granted meets the conditions applicable to stock options granted by a French company, if the shares are not sold within a certain period of time and if the formal requirements are met. We have not determined whether the 2000 Nonstatutory Equity Incentive Plan meets these requirements, and have therefore assumed for the purposes hereof that the favorable regime is not applicable in the Offer. It is possible that the tax consequences to you will be more or less favorable than those described here.

  Assuming the 2000 Nonstatutory Equity Incentive Plan does not meet the requirements to qualify for the favorable French tax and social regime, the issuance of the replacement options will give rise, at the time of the exercise, to individual income tax (at progressive rate up to 50.11% for 2002), and to employee's and employer's social security taxes (including CSG and CRDS), based on the market value of the restricted shares; being an advantage treated as a salary.

  If you live in Germany:

  The issuance of new options to German employees is not tax relevant. There will be a income tax, church tax and social security contribution charge at the date the replacement options are exercised. The charges will be based on the difference between exercise price of the option and the higher market value of the shares at the date of the exercise. Therefore, if the shares increase in value between the grant of the option and exercise, the tax charge will be possibly higher that it would have been if the shares were issued to the employees at the exchange date.

  If you live in the Netherlands:

  When new options are issued, in principle you will have to pay wage taxes and social security premiums at the moment they become unconditionally granted. On each occasion that (a part of) the options vest, the options become unconditionally granted, at which point the tax becomes payable. The tax is computed on the market value of the option at the date it becomes unconditional. This market value is calculated with a formula. You may, however, choose for a wage tax charge at the time the options are exercised or alienated. The tax charge will then be based on the benefits derived from the options. Upon exercising the option the benefit will consist of the difference between the exercise price and the market value of the shares. To defer the tax charge, both you and your employer need to inform the Dutch tax authorities in writing on your choice.

  The election regime does not apply to any (intrinsic) value the option has at the moment it is unconditionally granted, which is the moment they vested. If, for instance, an option is unconditionally granted and it has an exercise price of 90, whereas the underlying stock has a value of 100, the difference of 10 is immediately subject to tax.

  If options are exercised or alienated within three years after these options are granted, any income derived from these options is subject to wage tax (except insofar the benefit has already been subject to wage tax). This is also the case if you choose for a direct tax charge at the moment the options are granted.

  From your wages your employer will withhold the wage tax and premiums due and pay it to the Dutch tax authorities.

  QUESTIONS ABOUT ELIGIBILITY
    WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

    The Offer is open to all current employees of Chordiant and its subsidiaries who hold options under any of the Plans having an exercise price of $3.00 per share or more. As of August 22, 2002, options to purchase 8,845,008 shares of our common stock had been granted under the Plans with an exercise price of $3.00 per share or more and were held by employees who are eligible to participate in the Offer.

    To participate in the Offer, you must be an employee of Chordiant or one of its subsidiaries on the date the Offer was made and must continue to be an employee of Chordiant or one of our subsidiaries on the date the Offer expires, October 4, 2002. If you are not an employee of Chordiant on both of those dates, you will not be eligible to accept the Offer. (Pages 15-18)

    WHAT HAPPENS IF I LEAVE CHORDIANT AFTER I ELECT TO EXCHANGE MY OPTIONS?

  If your employment with us terminates for any reason prior to the expiration of the Offer, at midnight, Eastern time, on October 4, 2002, your Tendered Options will not be accepted by us for exchange, and you may exercise them to the extent they are vested in accordance with their terms and the terms of the Plan pursuant to which the options were initially granted. In such event, you will not receive restricted stock or replacement options.

  10.

  If you have elected to receive restricted stock in exchange for your Tendered Options and your employment terminates for any reason at any time after the Exchange Date, any shares of restricted stock that you receive that remain unvested at the time your employment terminates will be cancelled, and you will have no rights in any portion of the unvested restricted stock.

  If you have elected to receive replacement options in exchange for your Tendered Options and your employment terminates for any reason at any time after the Exchange Date and prior to the New Grant Date (i.e., during the six (6) months and one (1) day following the date the Offer expires), you will not be granted any replacement options, and you will lose all of your Tendered Options.

  If you have elected to receive replacement options in exchange for your Tendered Options and your employment terminates for any reason at any time after the New Grant Date (i.e., after the six (6) months and one (1) day period following the date the Offer expires), you may exercise your replacement options to the extent they are vested on the date your employment terminates in accordance with their terms and the terms of the Chordiant Plan pursuant to which the replacement options are granted.

  Once your Tendered Options have been accepted and cancelled, you will have no rights with respect to the Tendered Options, and they will not be reissued or returned to you for any reason. Options held by persons who are no longer employed by Chordiant or any of its subsidiaries at the expiration of the Offer will not be accepted for exchange and accordingly will not be cancelled pursuant to the Offer.

  The Offer does not change the "at will" nature of your employment with us, and your employment may be terminated by us or by you at for any reason, with or without cause, at any time, including prior to (1) your being issued or vested in the restricted stock and (2) prior to your being granted or vesting in the replacement options. (Pages 17-18)

  QUESTIONS ABOUT WHICH OPTIONS I CAN EXCHANGE
    MAY I ELECT TO EXCHANGE UNVESTED OPTIONS?

    Yes. You may elect to exchange your Eligible Options whether or not they are vested, and if you elect to exchange any Eligible Options, you will be required to exchange all Mandatorily Exchangeable Options, regardless of whether they are vested. (Page 15)

    MAY I ELECT TO EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

    No. The Offer only pertains to outstanding (also called "unexercised") options, and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option in part, you may elect to exchange the remaining outstanding unexercised portion of the option. (Page 15)

    IF I HAVE RECEIVED MORE THAN ONE OPTION GRANT, AM I REQUIRED TO ELECT TO EXCHANGE THE ELIGIBLE OPTIONS SUBJECT TO ALL OF MY GRANTS?

    No. If you wish to accept the Offer, you must exchange all of your options that we granted to you on or after February 21, 2002 regardless of whether these options are Eligible Options (the "Mandatorily Exchangeable Options"). However, should you choose to accept the Offer, you are not obligated to tender each Eligible Option that was granted prior to February 21, 2002; rather you are free to elect to tender as many or as few of the Eligible Options granted prior to February 21, 2002 as you wish. Please note, however, that you must tender all of the outstanding, unexercised shares under each particular Eligible Option you wish to tender. (Page 15)

    WHAT HAPPENS IF I DO NOT ELECT TO EXCHANGE MY ELIGIBLE OPTIONS?

    If you do not accept the Offer, then you may continue to exercise your Eligible Options according to their terms. If your employment with us ends and you did not accept the Offer, you generally will be able to exercise your Eligible Options during the limited period specified in your option documents, to the extent those options are vested on the day your employment ends, in accordance with the Plan or Plans under which those options were granted. However, if you accept the Offer, your Tendered Options will be cancelled, unless you validly withdraw them from the Offer prior to the expiration of the Offer at midnight, Eastern time, on October 4, 2002. If you are not employed by us when the Offer expires, we will not accept the options you have elected for exchange and you will not be eligible to receive restricted stock.

    11.

    IF I ELECT TO EXCHANGE MY OPTIONS, WHAT HAPPENS TO THE OPTIONS EXCHANGED?

    If you choose to participate in the exchange and we accept your Tendered Options for exchange, we will cancel any Tendered Options that you exchange and you will no longer have any rights with respect to the options. (Pages 16-18)

    IF I ELECT TO EXCHANGE MY ELIGIBLE OPTIONS, WILL MY ELECTION AFFECT OTHER COMPONENTS OF MY COMPENSATION?

  No. However, if you accept the Offer and exchange any or all of your Eligible Options, due to financial accounting reasons we cannot grant you any stock options (including but not limited to replacement options) prior to the date that is six months and one day after the expiration of the Offer, (i.e., April 5, 2003).

  QUESTIONS ABOUT THE PROCEDURES FOR ELECTING TO EXCHANGE
    WHAT IS THE DEADLINE TO ELECT TO EXCHANGE MY OPTIONS AND WILL THE DEADLINE BE EXTENDED?

    The Offer expires on October 4, 2002, at midnight, Eastern time, unless we further extend it.

    We do not currently intend to further extend the Offer. However, we may, in our discretion, further extend the Offer at any time. If the Offer is further extended, we will give oral or written notice to all holders of Eligible Options or make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled expiration of the Offer period. (Page 36)

    HOW DO I ELECT TO EXCHANGE MY OPTIONS?

    If you elect to exchange your Eligible Options, you must properly complete and sign the Election Form and ensure that Tony Boccanfuso, Senior Vice President of Human Resources, receives the Election Form and option grant documents before midnight, Eastern time, on October 4, 2002. You may return your completed forms by mail to Chordiant Software, Inc., 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014, Attention: Tony Boccanfuso, Senior Vice President of Human Resources, by fax at (408) 517-0270 or by e-mail at tony.boccanfuso@chordiant.com.

    If we extend the Offer beyond that time, you must deliver these documents before the extended expiration of the Offer.

    We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept Tendered Options which are properly and timely elected for exchange and which are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all options that are properly and timely elected for exchange promptly after the expiration of the Offer. (Page 16)

    WHAT WILL HAPPEN IF I DO NOT RETURN MY ELECTION FORMS BY THE DEADLINE?

    If you do not turn in your Election Form by the deadline, then you will not be permitted to participate in the option exchange. All stock options you currently hold will remain intact at their original price and original terms.

    IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE THEM IN THE OFFER?

    12.

    We do not believe that our Offer to you will affect the tax status of any of your Eligible Options that qualify as "incentive stock options." However, the IRS may characterize our Offer to you as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. In addition, such a deemed modification may also cause a portion of your incentive stock options to exceed the $100,000 limitation and be treated as non-statutory stock options upon exercise. If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not exchange and to the subsequent sale of the common stock purchased under those options. (Pages 29-30)

    DURING WHAT PERIOD OF TIME MAY I WITHDRAW OPTIONS PREVIOUSLY ELECTED FOR EXCHANGE?

    You may withdraw options previously elected for exchange at any time before the expiration of the Offer at midnight, Eastern time, on October 4, 2002. If we extend the Offer beyond that time, you may withdraw your elected options at any time until the extended expiration of the Offer.

    To withdraw elected options, you must deliver to us a written notice of withdrawal in the form attached to the Offer as Exhibit 99.(a)(1)(D) (the "Withdrawal Notice") while you still have the right to withdraw the elected options. We must receive your Withdrawal Notice before the deadline. The Withdrawal Notice should be delivered to Tony Boccanfuso, Senior Vice President of Human Resources, at 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014, or via facsimile at (408) 517-0270.

    Once you have withdrawn your options, you may re-elect to exchange your options only by again following the election and delivery procedures described in the Offer. (Page 17)

    HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

    The decision of whether to participate must be each employee's individual decision since the terms of your options differ and since every employee's situation is unique. Your decision may depend on, among other things, your assumptions about and outlook for the economic environment, our business, the company, the technology sectors on which we focus and our stock price.

    WHAT DOES CHORDIANT AND CHORDIANT'S BOARD OF DIRECTORS THINK OF THE OFFER?

    Although our Board of Directors has approved the Offer, neither our Board of Directors nor we make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options.

    WHAT HAPPENS IF CHORDIANT UNDERGOES A CHANGE IN CONTROL?
  If you elected to exchange Tendered Options for restricted stock and Chordiant merges with or is acquired by another entity after the Exchange Date (a "Change in Control" as defined in and subject to the Chordiant Plans), then the vesting of your restricted stock will be accelerated in accordance with the terms of the Chordiant Plan pursuant to which it was granted and/or your restricted stock agreement.
  If you elected to exchange Tendered Options for replacement options and Chordiant undergoes a Change in Control prior to the New Grant Date, and your employment with Chordiant (or a subsidiary) terminates prior to the Change in Control, you will not receive any replacement options because replacement options will only be issued to people who are employees of Chordiant on the New Grant Date.
  If you elected to exchange Tendered Options for replacement options and Chordiant undergoes a Change in Control prior to the New Grant Date and you continue to be an employee of Chordiant (or a subsidiary) on the New Grant Date, then the surviving entity will be bound to grant the replacement options under the same terms as provided herein; however, the type of security and the number of shares covered by each replacement option would be determined by the acquisition agreement between Chordiant and the acquiror based on the same principles applied to the handling of the options to acquire Chordiant's Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to the Eligible Options that you exchange if no acquisition had occurred.

  13.

  If you elected to exchange Tendered Options for replacement options and Chordiant undergoes a Change in Control after to the New Grant Date, then the vesting of your replacement options will be accelerated in accordance with the terms of the Chordiant Plan pursuant to which it was granted.

Except as otherwise noted here, in the event of a Change in Control after the issuance of the restricted stock and replacement options, your restricted stock and/or replacement options will be governed by the Chordiant Plan pursuant to which the restricted stock and/or replacement options were granted. (Page 18)

    WHAT IS THE SOURCE OF THE COMMON STOCK THAT WILL BE ISSUED IN EXCHANGE FOR MY TENDERED OPTIONS? (Page 21)
  Restricted Stock. If you choose to take restricted stock in exchange for the Tendered Options, the restricted stock issued to you for the Tendered Options will be issued under the Plan under which the Tendered Option was originally issued; provided, however, that if the Tendered Options were initially granted pursuant to either the Prime Response 1998 Stock Option/Stock Issuance Plan or the White Spider Software 2000 Stock Incentive Plan, the restricted stock will be issued pursuant to our 2000 Nonstatutory Equity Incentive Plan.
  Replacement Options. If you choose to take replacement options, the replacement options granted to you for the Tendered Options will be issued under the Plan under which the Tendered Option was originally issued; provided, however, that if the Tendered Options were initially granted pursuant to either the Prime Response 1998 Stock Option/Stock Issuance Plan or the White Spider Software 2000 Stock Incentive Plan, the replacement options will be granted pursuant to our 2000 Nonstatutory Equity Incentive Plan.
    WHAT HAPPENS TO THE COMMON STOCK ISSUABLE UPON EXERCISE OF MY TENDERED OPTIONS AFTER MY TENDERED OPTIONS HAVE BEEN TENDERED AND CANCELLED?

    All shares subject to Tendered Options that were initially issued pursuant to the Chordiant Plans will, after cancellation, be available for re-grant or issuance under the Chordiant Plans, and may fund part of the share reserves under the Chordiant Plans necessary to carry out the exchange that is the subject of the Offer. To the extent those shares exceed the reserve necessary for issuance of the new restricted stock and replacement options to be granted in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants. No shares subject to Tendered Options that were initially issued pursuant to the Prime Response 1998 Stock Option/Stock Issuance Plan or the White Spider Software 2000 Stock Incentive Plan will be available after cancellation for re-grant or issuance under any of the Plans, and none of these shares will fund any part of the share reserves under the Chordiant Plans to be used in carrying out the exchange that is the subject of the Offer. (Page 21)

    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact:

Tony Boccanfuso, Senior Vice President of Human Resources (tony.boccanfuso@chordiant.com)

Tyler Wall, Vice President and General Counsel (tyler.wall@chordiant.com)
Steve Vogel, Chief Financial Officer (steve.vogel@chordiant.com)
Cary Morgan, Corporate Controller (cary.morgan@chordiant.com)

Chordiant Software, Inc.

20400 Stevens Creek Boulevard

Suite 400

Cupertino, CA 95014

Telephone: (408) 517-6100

14.

THE OFFER

  NUMBER OF SHARES OF RESTRICTED STOCK AND REPLACEMENT OPTIONS; EXPIRATION DATE.

  Upon the terms and subject to the conditions of the Offer, we will accept for exchange all Eligible Options outstanding under the Plans that are properly tendered for exchange and not validly withdrawn before the expiration date of the Offer in accordance with Section 4. Eligible Options that are accepted for exchange will be cancelled on the day following the expiration of the Offer, and the employees tendering such Eligible Options will be entitled to receive, at each employee's election, (a) restricted stock and/or (b) replacement options, both issued under the Chordiant Plans.

  Eligible Options are all options granted under the Plans that are owned by current employees as of the date hereof, and that have an exercise price of at least $3.00. PLEASE NOTE: If you choose to accept the Offer, you must exchange all of the stock options that we granted to you on or after February 21, 2002, regardless of the exercise price of such options (the "Mandatorily Exchangeable Options"). However, if you choose to accept the Offer, you are not obligated to tender each Eligible Option that was granted prior to February 21, 2002 and are free to elect to tender as many or as few of the Eligible Options granted prior to February 21, 2002 as you wish. Please note, however, that you must tender all outstanding, unexercised shares under each particular Eligible Option you wish to tender. Eligible Options and Mandatorily Exchangeable Options that are tendered for exchange are referred to together as "Tendered Options."

  If your Tendered Options are properly tendered and are accepted for exchange, you will be entitled to receive, at your election, either (a) a number of shares of restricted stock which is equal to the number of shares subject to the Tendered Options that you elected to exchange subject to adjustments for any stock splits, stock dividends and similar events, multiplied by 0.8 (rounded up from 0.5 or down to the nearest whole number), or (b) replacement options covering that number of shares subject to your Tendered Options. You may elect to exchange all of your Tendered Options for restricted stock, all of your Tendered Options for replacement options, or some of your Tendered Options for restricted stock and some of your Tendered Options for replacement options. However, all shares subject to the same Tendered Option must be exchanged for the same consideration (i.e., restricted stock or replacement options).

  The term "expiration date" means midnight, Eastern time, on October 4, 2002, unless and until we, in our discretion, choose to further extend the period of time during which the Offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the Offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.

  PURPOSE OF THE OFFER.

We issued the options outstanding under the Plans for the following purposes:

  to provide key people with incentives to improve stockholder value and to contribute to the growth and financial success of Chordiant; and
  to enable Chordiant to attract, retain and reward the best-available persons.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making the Offer to exchange outstanding Eligible Options for new restricted stock or replacement options, we intend to provide our employees with the benefit of owning securities that over time may have a more meaningful potential to increase in value, to provide our employees with the benefit of equity ownership in us, to create better performance incentives for employees and thereby to maximize stockholder value.

Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

    an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries and a third party;
    any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;
    any material change in our present indebtedness or capitalization;

    15.

    any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;
    any other material change in our corporate structure or business;
    our common stock not being authorized for quotation on the Nasdaq National Market;
    our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");
    the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
    the acquisition by any person of any of our securities or the disposition of any of our securities; or
    any change in our certificate of incorporation or bylaws or any actions that may impede the acquisition of control of us by any person.

Neither our Board of Directors nor we make any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

3. PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.
  Proper Election to Exchange Options.

  To validly elect to exchange your Tendered Options pursuant to the Offer, you must properly complete, sign and deliver to us the Election Form, along with grant documents for your Tendered Options. We must receive all of the required documents at Chordiant Software, Inc., 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014, Attention: Tony Boccanfuso, Senior Vice President of Human Resources, before the expiration date.

  THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. WE WILL ACCEPT PAPER DELIVERY (INCLUDING BY FAX AT (408) 517-5029), AND EMAIL DELIVERY (AT TONY.BOCCANFUSO@CHORDIANT.COM). IF DELIVERY IS BY ANY METHOD OTHER THAN HAND DELIVERY, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY AND RECEIPT BY US BEFORE THE EXPIRATION DATE.

  Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

  We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any election to exchange options and all questions as to the number of options eligible for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all Tendered Options which have been properly and timely elected for exchange and which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange Tendered Options will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

  Our Acceptance Constitutes an Agreement.

Your election to exchange Tendered Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS YOU HAVE ELECTED TO EXCHANGE PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU

16.

 AND CHORDIANT UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all options that have been properly elected for exchange that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

You may only withdraw the options you have elected for exchange in accordance with the provisions of this Section 4.

You may withdraw the options you have elected to exchange at any time before midnight, Eastern time, on October 4, 2002. If we extend the Offer beyond that time, you may withdraw your options at any time until the extended expiration of the Offer.

To validly withdraw the options you have elected to exchange, you must deliver to us at the following address the Notice of Withdrawal (see Exhibit 99(a)(1)(e) to Schedule TO), with the required information, while you still have the right to withdraw your options.

Attention: Tony Boccanfuso, Senior Vice President of Human Resources

Chordiant, Inc.

20400 Stevens Creek Boulevard, Suite 400

Telephone: (408) 517-6100

Fax: (408) 517-5029

The Notice of Withdrawal must specify your name, the grant date, exercise price and the number of options subject to the notice to be withdrawn. You may not withdraw only a portion of your Tendered Options. If we receive a Notice of Withdrawal that attempts to withdraw less than all of your Tendered Options, we may, at our complete discretion, accept that as a Notice of Withdrawal with respect to all Tendered Options or as an invalid notice of withdrawal. You must execute the Notice of Withdrawal exactly as your name appears on the grant notice or notices evidencing such options.

You may not rescind any withdrawal, but you may re-elect to exchange Eligible Options and Mandatorily Exchangeable Options. Any Tendered Options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the Offer unless you properly re-elect to exchange those options before the expiration date by following the procedures described in Section 3.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF RESTRICTED STOCK AND/OR REPLACEMENT OPTIONS.

Upon the terms and subject to the conditions of the Offer and as promptly as practicable following the expiration date, we will accept and cancel all Tendered Options that have been properly elected for exchange and not validly withdrawn before the expiration date. If your Tendered Options are accepted and cancelled on the expiration date of the Offer (as scheduled herein or as extended), you will be granted shares of restricted stock and/or replacement options, according to your elections. Restricted stock will be granted promptly following the expiration date, subject to execution of a restricted stock agreement between us and you. The form of restricted stock agreement that you will be asked to sign is attached hereto as Schedule B. Replacement options will be granted on or promptly following that date which is six (6) months and one (1) day following the expiration of the Offer, or April 5, 2003.

PRIOR TO THE EXPIRATION OF THE OFFER, YOU MAY WITHDRAW THE OPTIONS YOU HAVE ELECTED FOR EXCHANGE AND MAY EXERCISE THEM TO THE EXTENT THEY ARE VESTED IN ACCORDANCE WITH THEIR TERMS. FURTHERMORE, OPTIONS HELD BY PERSONS WHO ARE NO LONGER EMPLOYED BY US AT THE EXPIRATION OF THE OFFER WILL NOT BE ACCEPTED FOR EXCHANGE AND ACCORDINGLY WILL NOT BE CANCELLED. SUCH PERSONS WILL NOT RECEIVE ANY SHARES OF RESTRICTED STOCK OR ANY REPLACEMENT OPTIONS.

17.

IF YOUR EMPLOYMENT TERMINATES AT ANY TIME AND FOR ANY REASON AFTER THE EXCHANGE DATE AND YOU HAVE ELECTED TO EXCHANGE TENDERED OPTIONS FOR RESTRICTED STOCK, YOU WILL RETAIN YOUR VESTED RESTRICTED STOCK, BUT ANY SHARES THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT TERMINATES WILL BE CANCELLED. ONCE YOUR TENDERED OPTIONS HAVE BEEN ACCEPTED AND CANCELLED, YOU WILL HAVE NO RIGHTS WITH RESPECT TO THE TENDERED OPTIONS, AND THEY WILL NOT BE REISSUED AND RETURNED TO YOU FOR ANY REASON.

IF YOUR EMPLOYMENT TERMINATES AT ANY TIME AND FOR ANY REASON AFTER THE EXCHANGE DATE AND BEFORE THE NEW GRANT DATE AND YOU HAVE ELECTED TO EXCHANGE TENDERED OPTIONS FOR REPLACEMENT OPTIONS, YOU WILL FORFEIT YOUR RIGHT TO BE ISSUED REPLACEMENT OPTIONS. ONCE TENDERED OPTIONS HAVE BEEN ACCEPTED AND CANCELLED, YOU WILL HAVE NO RIGHTS WITH RESPECT TO THE TENDERED OPTIONS, AND THEY WILL NOT BE REISSUED AND RETURNED TO YOU FOR ANY REASON.

IF YOUR EMPLOYMENT TERMINATES AT ANY TIME AND FOR ANY REASON AFTER THE NEW GRANT DATE AND YOU HAVE ELECTED TO EXCHANGE TENDERED OPTIONS FOR REPLACEMENT OPTIONS, YOU WILL BE ABLE TO EXERCISE YOUR REPLACEMENT OPTIONS TO THE EXTENT THE REPLACEMENT OPTIONS ARE VESTED ON THE DATE OF YOUR TERMINATION, THE UNVESTED PORTION OF YOUR REPLACEMENT OPTIONS WILL TERMINATE AND YOU WILL HAVE NO RIGHTS WITH RESPECT THERETO. ONCE TENDERED OPTIONS HAVE BEEN ACCEPTED AND CANCELLED, YOU WILL HAVE NO RIGHTS WITH RESPECT TO THE TENDERED OPTIONS, AND THEY WILL NOT BE REISSUED AND RETURNED TO YOU FOR ANY REASON.

THE OFFER DOES NOT CHANGE THE "AT WILL" NATURE OF YOUR EMPLOYMENT WITH US, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO YOUR BEING ISSUED OR VESTING IN THE RESTRICTED STOCK AND/OR REPLACEMENT OPTIONS, FOR ANY REASON, WITH OR WITHOUT CAUSE.

If Chordiant undergoes a Change in Control (as defined in the applicable Chordiant Plan), the applicable Chordiant Plan's provisions will continue to govern your restricted stock and/or replacement options; provided, that the provisions of the restricted stock agreements shall govern to the extent the provisions are different from the provisions of the applicable Chordiant Plan.

For purposes of the Offer, we will be deemed to have accepted Tendered Options that are validly elected for exchange and not properly withdrawn when, as and if we give oral or written notice to the option holders of our acceptance for exchange of such options, which may be by press release or email to each employee electing to exchange Tendered Options. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all Tendered Options that are not validly withdrawn.

6. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options elected for exchange:

  there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the options elected for exchange pursuant to the Offer, the issuance of restricted stock, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Chordiant or our subsidiaries or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  18.

    make the acceptance for exchange of, or issuance of restricted stock for, some or all of the Eligible Options elected for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;
    delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock for, some or all of the Eligible Options elected for exchange; or
    materially and adversely affect the business, condition (financial or other), income, operations or prospects of Chordiant or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;
  there shall have occurred:
    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;
    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
    the commencement of a war, armed hostilities or other international or national crisis directly or indirectly affecting the United States;
    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;
    any significant increase or decrease in the market price of the shares of our common stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of Chordiant or our subsidiaries or on the trading in our common stock;
    any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or
    any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's 500 Index by an amount in excess of 10% measured during any time period after the close of business on August 22, 2002;
  we are, could or would be required, including, without limitation, as a result of any change in generally accepted accounting standards, for financial reporting purposes to record variable compensation expense charges against our earnings in connection with the Offer;
  a tender or exchange Offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

  19.

    any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 22, 2002;
    any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 22, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 10% or more of the outstanding shares of our common stock; or
    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or
  any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of our subsidiaries that, in our reasonable judgment, is or may be material to us or our subsidiaries.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock is quoted on the Nasdaq National Market under the symbol "CHRD." The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the Nasdaq National Market.

Quarter ended	High	Low
Fiscal Year 2002
June 30, 2002	$7.53	$1.60
March 31, 2002.	$8.86	$4.50
Fiscal Year 2001
December 31, 2001	$8.36	$1.58
September 30, 2001	$3.18	$1.67
June 30, 2001	$3.47	$2.75
March 31, 2001.	$4.94	$2.63
Fiscal Year 2000
December 31, 2000	$8.31	$1.50
September 30, 2000	$19.06	$7.13

On September 19, 2002, the closing price of our common stock, as reported by the Nasdaq National Market, was $0.82 per share.

Our stock price has been, and in the future may be, highly volatile and could continue to decline. The trading price of our common stock has fluctuated widely in the past and may continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market in general has experienced extreme price and volume fluctuations that we believe have affected the market prices of our stock and that of many of the technology-related companies that we make markets in and for whom we seek to provide investment banking services.

Since the close of the quarter ended June 30, 2002, our stock had minimum closing bid prices of less than $1.00 per share, which is the minimum bid price requirement for continued listing with the Nasdaq National Market. If we fail to comply with the minimum bid price requirement for 30 straight trading days, we will receive a deficiency notice from the Nasdaq National Market. We will then have 90 calendar days to reestablish compliance with that requirement. To reestablish compliance, our minimum closing bid price must be more than $1.00 per share for 10 consecutive trading days. If we do not reestablish compliance with this requirement during the 90-day period, Nasdaq will commence delisting proceedings and we may be delisted from the Nasdaq National Market. Our shares will continue to trade on the Nasdaq National Market unless

20.

and until the delisting proceedings have commenced and been completed and the Nasdaq National Market has made a determination to delist us. In the event our shares are delisted from the Nasdaq National Market, we will attempt to have our common stock traded on the Nasdaq Small Cap Market. If our common stock is delisted, it could seriously limit the liquidity of our common stock and would limit our potential to raise future capital through the sale of our common stock, which could seriously harm our business. If we are delisted from the Nasdaq National Market, we will have to have the Chordiant Plans qualified in California and elsewhere. We can make no assurance that we will be able to have the Chordiant Plans qualified in California or in any other jurisdiction where qualification is necessary. Further, the process of qualifying the Chordiant Plans may cause a delay our granting the replacement options, and if the Chordiant Plans are not qualified we may not be permitted to issue the replacement options at all.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW RESTRICTED STOCK AND REPLACEMENT OPTIONS.
  Consideration.

  We will grant the restricted stock and replacement options under the Chordiant Plans in exchange for Tendered Options properly elected and accepted for exchange and cancellation. For each Tendered Option for which you elect to receive restricted stock in exchange, you will be granted the number of shares of restricted stock equal to the total number of shares subject to the Tendered Options that you have elected to exchange for restricted stock and that have been accepted and cancelled by us, subject to adjustments for stock splits, stock dividends and similar events, multiplied by 0.8 (rounded up from 0.5 or down to the nearest whole number). The total number of shares of our common stock that will be subject to replacement options will be equal to the number of shares subject to Tendered Options that the holder thereof has elected to exchange for replacement options.

  Terms of Restricted Stock.

  The restricted stock will be granted under the Plan pursuant to which the exchanged Eligible Options were initially granted and will be governed by the terms of such Plan; provided, however, that if the Tendered Options were initially granted pursuant to either the Prime Response 1998 Stock Option/Stock Issuance Plan or the White Spider Software 2000 Stock Incentive Plan, the restricted stock granted in respect of the Tendered Options shall be granted pursuant to our 2000 Nonstatutory Equity Incentive Plan. For example, if a Tendered Option was granted pursuant to the White Spider Software 2000 Stock Incentive Plan, the restricted stock or replacement option granted in respect of such Tendered Option will be granted pursuant to, and governed by, our 2000 Nonstatutory Equity Incentive Plan, and will be subject to a restricted stock agreement to be prepared by us and presented to you for signature, the form of which is attached hereto as Schedule B. Pursuant to the agreement, the restricted stock generally may not be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of until the stock vests.

  You will not receive a stock certificate representing shares of restricted stock. The stock will be held in our custody until the shares vest. Once the restricted stock has vested, the stock will no longer be subject to forfeiture or these restrictions on transfer. Shares that are vested will be deposited into your account established at RBC Capital Markets.

  Resale of Restricted Stock.

The shares of restricted stock you receive in connection with this exchange will be registered under federal securities laws and unless you are considered an affiliate of Chordiant, upon vesting you will be able to sell your shares free of any restrictions under applicable securities laws. All sales of stock will remain subject to Chordiant's trading policy.

Shares of restricted stock will vest as follows:

  Vested Options. The Restricted Stock issued in exchange for the vested portion of a Tendered Option will vest in four (4) equal installments on the following dates: February 15, 2003, May 15, 2003, August 15, 2003, and November 15, 2003. The vested portion of a Tendered Option shall be deemed to be that number of whole shares of our Common Stock subject to the Tendered Option that are vested as of the date of the Offer plus any shares that would have been vested (if such Tendered Option were not exchanged) as of December 31, 2002.

  21.

  Unvested Options. The unvested portion of a Tendered Option shall be deemed to be that number of whole shares of our Common Stock subject to the Tendered Option that are not vested as of the date of the Offer and would not have been vested (if such Tendered Option were not exchanged) as of December 31, 2002.
    Tendered Options that would have become fully vested during 2003 (the "2003 Options"). The restricted stock issued in exchange for the unvested portion of an exchanged 2003 Option will vest over the same number of quarters of 2004 as the number of quarters of 2003 over which such 2003 Option would have vested had it not been exchanged, and the vesting dates for each applicable quarter shall be on the 15th of February, May, August and November of 2004.
    Tendered Options that are not 2003 Options ("Other Options").
      Shares that would have vested in 2003. The restricted stock issued in exchange for the portion of an Other Option that would have vested during 2003 had such Other Option not been exchanged (the "2003 Portion") will vest in roughly equal installments, on the 15th of February, May, August and November of 2004.
      Shares that would have vested in 2004. The restricted stock issued in exchange for the portion of an Other Option that would have vested during 2004 (including any Other Option that would have become fully vested in any quarter of 2004) had such Other Option not been exchanged (the "2004 Portion") will vest in roughly equal installments, on the 15th of February, May, August and November of 2004.
      All other shares. The restricted stock issued in exchange for the portion of an Other Option other than the 2003 Portion and the 2004 Portion (the "Remaining Portion") will vest in roughly equal installments, on the 15th of each February, May, August and November, starting in 2005, over the duration of the remaining original vesting period of the exchanged Other Options, such that the Restricted Stock exchanged for the Remaining Portion will be fully vested as of the date such Other Options would have been fully vested if such Other Options were not exchanged.
    Employees who received option grants on February 13, 2002. The restricted stock issued in respect of Tendered Options tendered for exchange by employees who received option grants on February 13, 2002, shall vest in two (2) equal installments on the following dates: February 15, 2003, and May 15, 2003.

(d) Terms of Replacement Options

Replacement options will be governed by the terms of the Chordiant Plan pursuant to which they are issued. If your Tendered Options were granted pursuant to the Chordiant Plans, then your replacement options will be governed by the same terms and conditions as your Tendered Options (except as to exercise price). If your Tendered Options were granted pursuant to the Prime Response 1998 Stock Option/Stock Issuance Plan or the White Spider Software 2000 Stock Incentive Plan, then the terms of your replacement options may be somewhat different than those of your Tendered Options, and we encourage you to read our 2000 Nonstatutory Equity Incentive Plan so that you may become more familiar with the terms of that Plan. Replacement options will vest in accordance with the vesting schedule appurtenant to the Tendered Options with respect to which the replacement options are issued, and the vesting commencement dates of the replacement options will be the same as those of the Tendered Options.

The terms and conditions of your current options are set forth in the applicable Plans and the stock option grant documentation you received in connection with the grants. The terms and conditions of the applicable Plans are available on the AST website: www.aststockplan.com.

YOU MAY OBTAIN COPIES OF THE PROSPECTUS AS INDICATED IN SECTION 16, BELOW; THE PLANS ARE ATTACHED AS EXHIBITS TO OUR TENDER OFFER STATEMENT ON SCHEDULE TO .

The grant of restricted stock pursuant to the Offer will not create any contractual or other right of option holders to receive any future grants of restricted stock, stock options or benefits in lieu of stock options.

9. INFORMATION CONCERNING CHORDIANT.

22.

We are incorporated in Delaware. Our principal executive offices are located at 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014, and our telephone number at that address is (408) 517-6100.

We provide customer relationship management (CRM) software solutions for global business to consumer enterprise companies. We believe our solutions enable these companies, who depend upon and value their customer relationships, to improve customer retention and build long-term, profitable relationships with customers. Our target customers are companies with a multitude of highly complex and demanding customer relationships that require high levels of personalized services. Our customers include global companies in the financial services, telecommunications, retail and travel services industries. Our solutions seek to fulfill the requirements of these companies for enterprise-wide CRM software infrastructure solutions capable of servicing millions of individual customers across multiple communication channels in real-time. Our solutions enable organizations to market, sell and serve their customers across multiple channels, including call centers, branch representatives and self-serve channels such as automated telephony, the web and e-mail. Chordiant provides a customer relationship management (CRM) software infrastructure solution for customer relationship marketing, service, sales, knowledge management and real-time transactions across multiple communication channels. Chordiant believes its solution enables companies, who depend upon and value their customer relationships, to bolster customer retention and build long-term, profitable relationships with customers. Chordiant's primary target markets includes companies with demanding customer relationships involving a large number of individual customers with complex customer relationships that require high levels of personalized services. Chordiant's customers include global companies in the financial services, telecommunications, retail and integrated travel services industries. The Chordiant solution seeks to fulfill the requirements these companies have for an enterprise-wide CRM software infrastructure solution capable of servicing millions of individual customers across multiple communication channels in real-time.

Additional information about Chordiant's business can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (which is incorporated herein by reference) and our quarterly report on Form 10-Q for the three and six month periods ended June 30, 2002 (which is incorporated herein by reference). These reports may be found on the SEC's website, www.sec.gov, or a copy may be obtained from us by contacting Steve Polcyn, Director of Internal Relations of Chordiant, at (408) 517-6100, or steve.polcyn@chordiant.com.

The following table presents certain selected historical financial data of Chordiant and its consolidated subsidiaries for the periods indicated. The selected consolidated statement of operations data for each of the two years in the period ended December 31, 2001 and the consolidated balance sheet data as of December 31, 2001 and 2000 have been derived from, and are qualified by reference to, the audited financial statements contained in our Annual Report on Form 10-K which is incorporated herein by reference. The selected consolidated financial data as of and for the three and six month periods ended June 30, 2002 have been derived from, and are qualified by reference to, Chordiant's unaudited interim financial statements included in its quarterly report on Form 10-Q for the quarter ended June 30, 2002, which is incorporated herein by reference.

23.

CHORDIANT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)
	June 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$ 30,127	$ 27,068
Short-term investments and restricted cash	13,466	24,072
Accounts receivable, net	14,277	21,573
Other current assets	3,307	5,267
Total current assets	61,177	77,980

Property and equipment, net	6,674	7,083
Goodwill, net	24,782	17,922
Other intangible assets, net	6,865	9,870
Other assets	2,309	2,010
Total assets	$ 101,807	$ 114,865

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings	$ 1,697	$ 75
Accounts payable	4,540	5,575
Accrued expenses	11,176	10,142
Deferred revenue	15,742	22,457
Total current liabilities	33,155	38,249

Deferred revenue, long-term	8,257	4,406
Other liabilities	519	910
	41,931	43,565

Stockholders' equity:
Common stock	55	55
Treasury stock	(332)	(332)
Additional paid-in capital	223,384	217,395
Notes receivable from stockholders	(1,457)	(961)
Deferred stock-based compensation	(3,087)	(4,045)
Accumulated other comprehensive gain (loss)	252	(630)
Accumulated deficit	(158,939)	(140,182)

Total stockholders' equity	59,876	71,300
Total liabilities and stockholders' equity	$ 101,807	$ 114,865

24.

CHORDIANT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)
	December 31,2001	December 31,2000
ASSETS
Current assets:
Cash and cash equivalents	$ 27,068	$ 41,465
Short-term investments and restricted cash	24,072	26,203
Accounts receivable, net	21,573	20,480
Other current assets	5,267	7,149
Total current assets	77,980	95,297

Property and equipment, net	7,083	5,050
Goodwill, net	17,922	4,415
Other intangible assets, net	9,870	170
Other assets	2,010	2,516
Total assets	$ 114,865	$ 107,448

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings	$ 75	$ 595
Accounts payable	5,575	5,081
Accrued expenses	10,142	8,163
Deferred revenue	22,457	20,929
Total current liabilities	38,249	34,768

Deferred revenue, long-term	4,406	9,116
Other liabilities	910	244
	43,565	44,128
Stockholders' equity:
Common stock	55	41
Treasury stock	(332)	0
Additional paid-in capital	217,395	170,386
Notes receivable from stockholders	(961)	(1,799)
Deferred stock-based compensation	(4,045)	(7,290)
Accumulated other comprehensive gain (loss)	(630)	(98)
Accumulated deficit	(140,182)	(97,920)

Total stockholders' equity	71,300	63,320
Total liabilities and stockholders' equity	$ 114,865	$ 107,448

25.

CHORDIANT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2002	June 30, 2001	June 30, 2002	June 30, 2001
Revenues:
License	$ 6,038	$ 9,816	$ 17,122	$ 16,602
Service	9,037	9,158	20,762	15,757
Total revenues	15,075	18,974	37,884	32,359
Cost of revenues:
License	488	329	1,055	766
Service	6,606	8,372	16,159	13,659
Non-cash compensation expense	74	161	171	403
Total cost of revenues	7,168	8,862	17,385	14,828

Gross profit	7,907	10,112	20,499	17,531

Operating expenses:
Sales and Marketing
Non-cash compensation expense	100	229	236	637
Other sales and marketing expense	8,305	10,400	17,419	18,752
Research and development
Non-cash compensation expense	193	311	390	528
Other research and development expense	5,166	5,448	10,101	9,902
Purchased in-process research and development	997	1,206	997	2,692
General and administrative
Non-cash compensation expense	74	122	160	215
Other general and administrative expense	1,935	2,823	4,126	4,727
Amortization of intangible assets	954	2,473	1,778	39013
Restructuring expense	939	737	4,498	1,669
Total operating expenses	18,663	23,749	39,705	42,135

Loss from operations	(10,756)	(13,637)	(19,206)	(24,604)

Interest expense	(88)	(7)	(92)	(22)
Other income, net	296	944	541	2,233
Net loss	$ (10,548)	$ (12,700)	$ (18,757)	$ 22,393)

Net loss per share:
Basic and diluted	$ (0.19)	$ (0.25)	$ (0.35)	$ (0.49)
Shares used in computing net loss per share	54,756	51,510	54,307	45,336

26.

CHORDIANT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)
	Year Ended
	December 31, 2001	December 31, 2000
Revenues:
License	$ 39,664	$ 16,896
Service	36,307	16,793
Total revenues	75,971	33,689

Cost of revenues:
License	1,982	912
Service	30,607	17,510
Non-cash compensation expense	698	2,040
Total cost of revenues	33,287	20,462

Gross profit	42,684	13,227

Operating expenses:
Sales and Marketing
Non-cash compensation expense	1,040	1,488
Other sales and marketing expense	41,651	22,422
Research and development
Non-cash compensation expense	1,076	2,039
Other research and development expense	20,457	14,437
Purchased in-process research and development	3,025	4,234
General and administrative
Non-cash compensation expense	406	689
Other general and administrative expense	9,604	5,493
Amortization of goodwill	6,635	773
Amortization of intangible assets	3,064	29
Restructuring expense	1,669	0
Total operating expenses	88,627	51,604

Loss from operations	(45,943)	(38,377)

Interest expense	(79)	(269)
Other income, net	3,960	3,290
Net loss before income taxes	$ (42,062)	$ (35,356)
Provision for income taxes	200	0
	(42,262)	(35,356)

Net loss per share:
Basic and diluted	$ (0.86)	$ (1.05)
Shares used in computing net loss per share	49,252	33,690

27.

See "Additional Information" beginning on page 37 for instructions on how you can obtain a copy of our Form 10-K, as amended, for the year ended December 31, 2001 that contains a detailed description of our business and our audited financial statements for the year ended December 31, 2001 and our Form 10-Q for the quarter ended June 30, 2002 that contains our unaudited financial statements for the quarter ended June 30, 2002. These reports may be found on the SEC's website, www.sec.gov, or a copy may be obtained from us by contacting Steve Polcyn, Director of Internal Relations of Chordiant, at (408) 517-6100 or steve.polcyn@chordiant.com.

28.

10.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of August 21, 2002, our executive officers and directors as a group beneficially owned options outstanding under our various stock plans to purchase a total of 4,589,299 shares of our common stock which represented approximately 26% of the shares subject to all options outstanding under our various stock plans as of that date.

Except as set forth on Schedule C to this Offer to Purchase, to the best of our knowledge, neither we nor any of our current directors, executive officers or the affiliates of any of our current directors or officers have engaged in any transactions which involved options to purchase our common stock (which are the securities subject to the Offer described herein) or involved a purchase or sale of our common stock during the 60 days prior to the Offer.

11.    STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

All Tendered Options that are accepted for exchange will be cancelled, and you will have no further rights with respect to the Tendered Options. All shares subject to Tendered Options that were issued pursuant to the Chordiant Plans will, after such cancellation, be available for re-grant or issuance under the Chordiant Plans, and may fund part of the share reserves under the Chordiant Plans necessary to carry out the exchange that is the subject of the Offer. To the extent those shares exceed the reserve necessary for issuance upon exercise of the new restricted stock to be granted in connection with the Offer, those excess shares will be available for future awards to employees and other eligible plan participants. None of the shares subject to Tendered Options that were issued pursuant to either the Prime Response 1998 Stock Option/Stock Issuance Plan or the White Spider Software 2000 Stock Incentive Plan will be available after such cancellation for re-grant or issuance under any of the Plans, and such shares will not fund any part of the share reserves under the Plans to be used in carrying out the exchange that is the subject of the Offer.

We will recognize a compensation expense equal to the fair market value of the restricted stock issued in the Offer, with the fair market value to be measured at the date of issuance. The resulting compensation expense will be amortized over the vesting period in effect for the restricted stock.

12.    LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and grant of restricted stock as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept options elected for exchange and to issue restricted stock for such options is subject to the conditions described in Section 6.

13.    MATERIAL INCOME TAX CONSEQUENCES.

US Tax Consequences

The following is a general summary of the material United States federal income tax consequences of the exchange of Tendered Options pursuant to the Offer and participation in the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This discussion is limited to employees who are United States citizens or residents of the United States. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and foreign, state and local tax consequences. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PERSONAL CIRCUMSTANCES, CHANGES IN THESE LAWS AND THE POSSIBLE EFFECT OF STATE, LOCAL AND FOREIGN TAXES.

29.

  Tax Consequences Upon the Issuance of Restricted Stock in Exchange for Tendered Options.

  There will be no immediate U.S. tax consequences to you upon the issuance of the restricted stock in exchange for your Tendered Options, unless you make an election under Section 83(b) of the Internal Revenue Code to be taxed on your restricted stock at the time of issuance. If you do not file an 83(b) Election, you will recognize ordinary income on each vesting date in an amount equal to the number of shares vesting on such vesting date multiplied by the fair market value of one share of our Common Stock on such vesting date subject to income and employment tax withholding. You will be solely responsible for all income taxes.

  If you file an 83(b) Election, you will recognize immediately on the date of the exchange ordinary income in an amount equal to the number of shares of restricted stock granted to you multiplied by the fair market value of one share of our common stock on the exchange date subject to income and employment tax withholding. You will be solely responsible for all income taxes. An 83(b) Election must be made within 30 days after you sign the restricted stock agreement, otherwise you will not be permitted to make an 83(b) Election in the future with respect to the restricted stock. Should you choose to make an 83(b) Election, you are solely responsible for preparing and filing the 83(b) Election with the IRS before the 30th day following the exchange of your Eligible Options for restricted stock. You must deliver to us a check for all federal, state and local income and employment withholding taxes to which you are subject.  Should you subsequently forfeit the restricted stock because your employment terminates before the vesting date, then you will not be able to recover the taxes you paid with respect to your restricted stock or to claim any deduction for the forfeited shares.

  We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the issuance or vesting of your restricted stock.

  Tax Consequences Upon the Subsequent Sale of Restricted Stock

  Upon a sale or other taxable disposition of the restricted stock following the date your restricted stock vests, you will recognize a taxable capital gain equal to the amount realized upon the sale or disposition of the shares less their fair market value at the time you recognized the taxable income in connection with your acquisition of those shares. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one (1) year prior to the sale.

  The capital gain holding period for the restricted stock will start either (i) at the time the restricted stock vests, if no 83(b) Election is filed at the time of issuance, or (ii) at the time of issuance, if you file the 83(b) Election within thirty (30) days after the issue date.

  Tax Consequences of Incentive Stock Options Received in Exchange for Tendered Options.

  You will not be subject to any current income tax if you elect to exchange your Tendered Options that are incentive stock options in exchange for replacement options.

  If you are an employee who resides in the U.S. and you exchange, and we accept for exchange, Tendered Options that are incentive stock options, any replacement options you are granted with respect to these Tendered Options will qualify as incentive stock options to the extent permissible. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. To the extent we are unable to grant all of your replacement options as an incentive stock option, or to the extent your cancelled Tendered Option is a nonqualified stock option, you will be subject to different tax treatment than if you held incentive stock options. Any replacement options granted to non-U.S. employees will be nonqualified stock options.

  Under current law, you should not have realized taxable income when the incentive stock options were granted to you under the 1999 Equity Incentive Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in the Plans and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

  If you sell common stock that you acquire by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

  30.

  If the disposition of the common stock you receive when you exercise incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

  If you pay the exercise price of an incentive stock option by returning shares of common stock with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, unless you acquired the shares being returned when you exercised an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the common stock returned to pay the exercise price will be treated as having a substituted tax basis for an equivalent number of shares of common stock received, and the new shares will be treated as having been held for the same amount of time as you had held the returned shares. The difference between the aggregate exercise price and the aggregate fair market value of the common stock you receive when you exercised the option will be treated for tax purposes as if you had paid the exercise price for the incentive stock option in cash. If you exercise your incentive stock options by surrendering incentive stock option shares for which the holding periods have not been met, such surrender is taxed as a disqualifying disposition.

  If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

  Federal Income Tax Consequences of Nonqualified (or "Nonstatutory") Stock Options Received in Exchange for Tendered Options.

  You will not be subject to any current income tax if you elect to exchange Tendered Options in exchange for nonqualified stock options. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

  If you exchange shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares exchanged, regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

  The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

  Effect on Incentive Stock Options Not Tendered.

  We do not believe that the Offer will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept the Offer, it is possible that the IRS would decide that your right to exchange your incentive stock options under the Offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

  31.

  Minimum Statutory Tax Withholding.

  All grants of restricted stock under the Chordiant Plans are made subject to applicable minimum statutory tax withholding. Chordiant has the right to deduct from all amounts payable to you as salary, bonus, commission or any other compensation any taxes required to be withheld with respect to grants under the Chordiant Plans. You will be required to pay only the employee portion of any applicable tax amount. If you elect to change your Eligible Options for restricted stock and you do not file an 83(b) Election, your election to exchange will include your direction to Chordiant to sell on your behalf on each vesting date a number of shares of the stock that vests on that date with a value equal to the amount of any minimum statutory tax withholdings for such shares of stock and to use the proceeds from the sale of such shares of stock to pay for all applicable minimum statutory tax withholdings. If you file an 83(b) Election, you will be required to tender a check on the Exchange Date in the amount of the applicable minimum statutory tax withholdings for the grant of the restricted stock.

  Non-U.S. Tax Consequences

  The following is a general summary of the material Canadian, United Kingdom, French, German and Dutch tax consequences of the cancellation of Tendered Options and the purchase of restricted stock and the grant of replacement options.

  Canada

  The following is a general summary of the material Canadian federal income tax consequences of the exchange of Tendered Options pursuant to the Offer and participation in the Offer. The discussion is based on the Income Tax Act (Canada) (the "Canadian Tax Act") and the regulations (the "Regulations") enacted thereunder, taking into account all administrative and judicial interpretations thereof and all published proposals for the amendment thereof to the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. This discussion is limited to employees who are residents of Canada, deal at arm's length with the company and hold the New Options and common shares, upon exercise thereof, as capital property. There may be different tax consequences under certain circumstances, and there may be foreign and provincial tax consequences. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE CANADIAN FEDERAL INCOME TAX LAWS TO YOUR PERSONAL CIRCUMSTANCES, CHANGES IN THESE LAWS AND THE POSSIBLE EFFECT OF PROVINCIAL AND FOREIGN TAXES.

  Tax Consequences on Cancellation of Tendered Options and Purchase of Restricted Stock

  The issuance of restricted stock to Canadian employees will give rise to an income inclusion on the date of issuance in an amount equal to the fair market value of the restricted stock on such date (this applies irrespective of whether the restricted stock has vested). For example, if you receive 10,000 shares of restricted stock and the market value of our common stock is $1.00 on the date that you receive the shares, you would be required to recognize ordinary income in an amount equal to $10,000 (or 10,000 x $1.00). Your employer will be required to withhold an amount in respect of the amount included in your income on the issuance of the restricted stock from your wages and pay it to the Canadian tax authorities.

  If you leave the company before the vesting period starts, the employee benefit included in income at the date of issue of the restricted stock cannot be deducted. You will also not be able to receive a refund of any income taxes paid in respect of such employee benefit.

  Tax Consequences Upon the Subsequent Sale of Restricted Stock

  Upon a sale or other taxable disposition of the restricted stock, you will recognize a capital gain (or capital loss) to the extent that the proceeds of disposition of the restricted stock, net of any costs of disposition, exceed (or are exceeded by) the adjusted cost base of the restricted stock. The adjusted cost base of the restricted stock for these purposes will be equal to the purchase price of the restricted stock plus the amount of any employee benefit included in income on the issuance of such shares and will be averaged with the adjusted cost base of any other common shares held by you as capital property immediately before the sale or other taxable disposition. One-half of a capital gain must be included in computing income and one-half of a capital loss may be deducted from taxable capital gains realized in the year or in any of the three years preceding the year or any year following the year to the extent and under the circumstances described in the Canadian Tax Act.

  32.

  Tax Consequences on Cancellation of Tendered Options for New Options

The cancellation of your Tendered Options should not result in any liability to tax arising. The grant of replacement options should also not result in any liability to tax arising. Subject to deferral available under Subsection 7(8) of the Canadian Tax Act, at the time you exercise your options, you will be required to include into income as an employee benefit an amount equal to the difference between the fair market value of the common shares at the time that you exercise your options and the exercise price. However, assuming that the common shares are "prescribed shares" within the meaning of Section 6204 of the Regulations and the exercise price of the New Options is not less than the fair market value of the common shares at the time that the replacement options were issued, a deduction in computing taxable income equal to 50% of the employee benefit would be available under Paragraph 110(1)(d) of the Canadian Tax Act. The availability of such deduction effectively reduces the tax rate on the employee benefit to the tax rate applicable to capital gains (although the income inclusion will not be a capital gain).

The Canadian Tax Act allows employees to defer the employee benefit until the common shares are sold (or deemed to have been disposed upon death or emigration from Canada, should either of these events occur before sale). The rules will apply to the replacement options if the acquisition thereof is a "qualifying acquisition" and the employee elects to have the provision apply in respect of the acquisition.

In order to constitute a "qualifying acquisition", the following conditions must be met:

  The acquisition must occur after February 27, 2002;
  But for the provisions in the Canadian Tax Act (i.e., if the employee did not elect to defer), the employee would be entitled to a deduction under Paragraph 110(1)(d);
  When the option is granted, the employee must own less than 10% of the issued shares of any class of the company;
  The common shares acquired on the exercise of the option must be listed on a prescribed stock exchange; and
  Where the option was obtained by one or more transactions governed by Subsection 7(1.4), all of the earlier rights disposed of in those transactions must have been rights on classes of shares listed on a prescribed stock exchange.

The election to defer the employee benefit must be filed with the company before January 16th of the year following the year in which the replacement are exercised.

The deferral election is subject to an annual vesting limit of Cdn. $100,000. This limit is based on the year in which the options vest (i.e., first become exercisable) and on the fair market value of the underlying shares when the options were granted. For options vesting in a given year, an employee will be able to defer taxation on the acquisition of shares having a total fair market value (determined at the time the options were granted) not exceeding Cdn. $100,000.

If an employee benefit associated with the exercise of the replacement options is deferred pursuant to the deferral election, there is no requirement to withhold any amount in respect of the deferred employee benefit. However, the deferred employee benefit must be reported in prescribed form. If the employee benefit is not subject to the deferral, the employer must withhold an amount in respect thereof from the employee's wages and pay it to the Canadian tax authorities.

    Tax Consequences Upon the Subsequent Sale of Common Shares Acquired on the Exercise of the Replacement Options

    The tax consequences upon a sale or other taxable disposition of the common shares acquired on the exercise of the replacement options will be the same as set out in (b) above in respect of the sale or other taxable disposition of restricted stock except that the averaging rules will not apply to any common shares subject to the deferral election.

    United Kingdom

                Tax Consequences on Cancellation of Tendered Options and Issuance of Restricted Stock

    The issue of restricted stock to UK employees will give rise to an immediate charge to income tax and Class 1 employee's and employer's national insurance contributions, based on the difference between the market value of the restricted stock at the date of issue and the amount you pay for the restricted stock (this applies irrespective of whether the restricted stock has

    33.

     vested). You will be required to pay all income tax and Class 1 employee's and employer's national insurance contributions arising.

    For example, you receive 100 shares of restricted stock and the market value of a share of our common stock is $3.75 on the date you receive the shares. You will be required to recognize income of $375.00 (3.75*100). If you are a higher rate taxpayer you will pay income tax at 40 percent on that income. You will also pay the employer Class 1 national insurance contributions at the current rate of 11.9 percent. However, you will receive an income tax credit for the Class 1 national insurance contributions paid by you (you will not be required to pay further employee's national insurance contributions as you will have already reached the earnings threshold). Your total tax liability in respect of the restricted stock will be:

Taxable income	$375.00
Income tax	$150.00
Employer Class 1 NICs	$26.77
TOTAL TAX LIABILITY	$176.77

    (b) Tax Consequences on the Exchange of Tendered Options for Replacement Options

    The cancellation of your Eligible Options should not result in any liability to tax. The grant of replacement options should also not result in any liability to tax. At the time you exercise your options, a charge to income tax and Class 1 employee's and employer's national insurance contributions will arise based on the difference between the market value of our common stock at the time you exercise your options and the exercise price. You will be required to pay all income tax and Class 1 employee's and employer's national insurance contributions arising.

    France

    The following is a summary of the tax consequences of the exchange of Eligible Options by employees resident in France. For the purposes hereof, we have assumed that the 2000 Nonstatutory Equity Incentive Plan cannot qualify for the favorable French tax and social regime for stock options because we have not undertaken to determine whether the 2000 Nonstatutory Equity Incentive Plan can qualify. If the 2000 Nonstatutory Equity Incentive Plan qualifies for favorable treatment, the tax consequences for replacement options may be different from those described. We make no representation as to whether the 2000 Nonstatutory Equity Incentive Plan qualifies for favorable treatment

e.    Tax Consequences on the Cancellation of Tendered Options and Purchase of Restricted Stock

The restricted stock purchased by French employees will not receive favorable tax treatment.

Based on French administrative tax comments regarding the issuance of stock under a plan that does not meet the requirements for favorable treatment, the gain resulting from mechanisms that allow French employees to buy stock with a preferable acquisition price is taxed as a salary if the opportunity for the employee to purchase these shares at preferable conditions is linked to the work performed.

The opportunity offered to the French employees to buy the restricted stock is connected with the performance of their employment agreement. Thus, at the time of the acquisition of the restricted stock, the fair market value of the restricted shares would be treated as a salary. The tax and social consequences would be the following:

  individual income tax (at progressive rate up to 50.11% for 2002)

  social security taxes (employer and employee, including CSG and CRDS).

It should be noted that the fact that the shares cannot be sold by the French employees within a certain period of time after the acquisition has no impact on this tax analysis.

34.

f.    Income and Social Tax Consequences Upon the Subsequent Sale of Restricted Stock

Assuming that the gain on the acquisition of the restricted stock has effectively been taxed as a salary, at the time of the sale of the restricted stock, the difference between the sale price and the fair market value (at the time of the acquisition of the restricted stock) will be taxed at a 26% rate (including CSG, CRDS and PS).

g.    Tax consequences on the exchange of Tendered Options for replacement options

Assuming that replacement options (with an exercise price of fair market value of the underlying shares of common stock on the New Grant Date) are considered as nonqualified for the application of the favorable French tax regime applicable to stock options, the exercise of the replacement options should give rise to individual income tax (at progressive rate up to 50.11% for 2002) and to employee's and employer's social security taxes (including CSG and CRDS) based on the difference between the then market value of the shares and the subscription price; that difference being an advantage treated as a salary.

Germany

h.     Tax Consequences on Cancellation of Tendered Options and Purchase of Restricted Stock

The issue of restricted stock to German employees will give rise to an immediate charge to withholding income tax (wage tax) and employee's and employer's social security contributions, based on the market value of the restricted stock at the date of issue. This applies irrespective of whether the restricted stock has vested. You will be required to pay all income tax and employee's social security contributions.

For example, you receive 100 shares of restricted stock and market value of a share of our common stock is $3.75 on the date you receive the shares. You will be required to recognize income of $375.00 ( 3.75*100). If you are a higher rate taxpayer you will pay income tax at 48.5 percent (highest income tax rate for the year 2002) plus solidarity surcharge at 5.5 percent of the income tax. You will also pay social security contributions (pension insurance, unemployment insurance, health insurance including care surcharge). You will not be required to pay further employee's social security contributions as you will have already reached the earnings threshold. As a member of a church you will be subject to church tax, too.

If you leave the company before the vesting period will start, the taxable income at the date of the issue of restricted stock will be recognized as negative income for income tax purposes.

i.    Tax Consequences on the Exchange of Tendered Options for Replacement Options

The issuance of replacement options to German employees is not tax relevant. There will be an income tax, church tax and social security contribution charge at the date the replacement options will be exercised. The charges will be based on the difference between exercise price of the option and the higher market value of the shares at the date of the exercise. Therefore, if the shares increase in value between the grant of the option and exercise, the tax charge will be possibly higher that it would have been if the shares were issued to the employees at the exchange date.

The Netherlands

j.     Tax Consequences on Cancellation of Tendered Options and Purchase of Restricted Stock

The issuance of restricted stock to Dutch Employees will give rise to an immediate charge of Dutch wage tax and premiums with respect to social security, based on the market value of the restricted stock at the date of the issue. You will be required to pay all withholding amounts on the wage tax and premiums due and account for this amount to the Dutch tax authorities.

k.     Tax Consequences on the Exchange of Tendered Options for Replacement Options

When replacement options are issued, in principle you will have to pay wage taxes and social security premiums at the moment the replacement options become unconditionally granted. On each occasion that any portion of the replacement options vests, the replacement options become unconditionally granted, at which point the tax becomes payable. The tax is computed on the market value of the option at the date it becomes unconditional. This market value is calculated with a formula. You may, however, choose for a wage tax charge at the time the options are exercised or alienated. The tax charge will then be based on the benefits derived from the options. Upon exercising the option the benefit will consist of the difference between the exercise price and the market value of the shares. To defer the tax charge, both you and your employer need to inform the Dutch tax authorities in writing on your choice.

35.

The election regime does not apply to any (intrinsic) value the replacement option has at the moment it is unconditionally granted, which is the moment they vested. If for instance an option is unconditionally granted and it has an exercise price of 90, whereas the underlying stock has a value of 100, the difference of 10 is immediately subject to tax.

If replacement options are exercised or alienated within three years after the replacement options are granted, any income derived from these options is subject to wage tax (except insofar the benefit has already been subject to wage tax). This is also the case if you choose for a direct tax charge at the moment the options are granted.

You will be required to pay the withholding amount for the wage tax and premiums due and pay it to the Dutch tax authorities.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL,
STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

  We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving of oral or written notice to the holders of Eligible Options or by making a public announcement thereof.

  We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the holders of Eligible Options or making a public announcement thereof. Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of the Offer.

  Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

  Amendments to the Offer may be made at any time and from time to time by oral or written notice to the holders of Eligible Options or by public announcement of the amendment. In the case of an extension, the amendment must be announced no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date. Any notice or public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to give notice or make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

  We will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer. These rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

  If we decide to take any of the following actions, we will notify you of such action and extend the Offer for a period of 10 business days after the date of such notice:

  36.

    we increase or decrease the amount of consideration offered for the options;
    we decrease the number of Eligible Options eligible to be elected for exchange in the Offer; or
    we increase the number of Eligible Options eligible to be elected for exchange in the Offer by an amount that exceeds 10% of the shares of restricted stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

  If the Offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the Offer so that the Offer is open at least 10 business days following the publication, sending or giving of notice.

  For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

  FEES AND EXPENSES.

  We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange Eligible Options pursuant to this Offer to Exchange.

  ADDITIONAL INFORMATION.

  We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the Offer. The Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision on whether to elect to exchange your options:

      our Annual Report on Form 10-K, for the year ended December 31, 2001;
      our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002;
      our Registration Statements on Form S-8 (Nos. 333-34502, 333-42844, 333-49032, 333-60156, and 333-83506);
      our Proxy Statement dated April 30, 2002, for the 2002 Annual Meeting of Stockholder; and
      the description of our common stock included in our Registration Statement on Form 8-A, which was filed with the SEC as of February 7, 2000, including any amendments or reports we file for the purpose of updating that description.

  These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison Street
Room 1024	Suite 1400
Washington, D.C. 20549	Chicago, Illinois 60661

  You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

  Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

  Our common stock is quoted on the Nasdaq National Market under the symbol "CHRD," and our SEC filings can be read at the following Nasdaq address:

  Nasdaq Operations

  1735 K Street, N.W.

  Washington, D.C. 20006

  We will also provide without charge to each person to whom a copy of the Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

  37.

  Tony Boccanfuso, Senior Vice President of Human Resources OR Cary Morgan, Corporate Controller

  Chordiant Software, Inc.

  20400 Stevens Creek Boulevard

  Suite 400

  Cupertino, CA 95014

  email: tony.boccanfuso@chordiant.com

  or by telephoning us at (408) 517-6100 between the hours of 9:00 a.m. and 5:00 p.m., Eastern time.

  The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

  MISCELLANEOUS.

The Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 15 of this document. More information about factors that potentially could affect Chordiant's financial results is included in Chordiant's filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001, our definitive proxy materials for the 2002 Annual Meeting of Stockholders, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange be accepted from or on behalf of, the option holders residing in such jurisdiction.

The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about the Offer from Chordiant is limited to this document and the cover letter and attached Summary of Terms.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

38.

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF CHORDIANT

The directors and executive officers of Chordiant and their positions and offices as of August 22, 2002, are set forth in the following table:
Name	Age	Position and Offices Held
Samuel T. Spadafora	59	Chairman of the Board
Stephen Kelly	40	Chief Executive Officer and Director
Donald J. Morrison	44	Executive Vice President, Business Development and Marketing
Steven G. Vogel	50	Chief Financial Officer, Chief Accounting Officer and Secretary and Senior Vice President of Finance
Allen Swann	52	President, International
Jeremy Coote	43	President, Americas
Kathryn C. Gould	51	Director
William E. Ford	41	Director
David R. Springett	67	Director
George Reyes	48	Director

The business address of telephone number of each director and executive officer is: c/o Chordiant Software, Inc., attention: Chief Financial Officer, 20400 Stevens Creek Boulevard, Suite 400, Cupertino, California 95014, (408) 517-6100.

Samuel T. Spadafora has served as chief executive officer and a director of ours since June 1998. As of January 1, 2002, Mr. Spadafora has stepped down from his position as chief executive officer. From June 1998 until October 2000, he was also our president. In November 1999, Mr. Spadafora was elected as our Chairman of the Board. From April 1994 to June 1998, Mr. Spadafora served as vice president of worldwide field operations for the microelectronic business of Sun Microsystems, a computer systems and networking company. Mr. Spadafora holds a B.A. in marketing from Eastern Michigan University.

Stephen Kelly has served as our Chief Executive Officer since January 1, 2002, and as our senior vice president of Europe, Middle East and Africa operations from October 1998 through December 2001. From October 1997 to September 1998, Mr. Kelly served as our vice president of Europe, Middle East and Africa operations. From 1987 to 1998, Mr. Kelly worked in various sales, alliances and marketing roles at Oracle Corporation's United Kingdom operations, most recently as director of Europe, Middle East and Africa alliances and industry groups. Mr. Kelly received his B.A. with honors in business administration and accounting from the University of Bath, in England.

Donald J. Morrison has served as our executive vice president, business development and marketing since September 2000. From January 1999 until September 2000, Mr. Morrison served as our executive vice president, worldwide sales and marketing. Mr. Morrison joined us as executive vice president of marketing in June 1997. From March 1995 to June 1996, Mr. Morrison served as senior vice president of marketing and OEM sales for Network Peripherals Inc., a high-speed networking company focused on fast Internet products. Mr. Morrison received his B.A. in business administration from San Francisco State University and his masters degree in marketing management from Golden Gate University.

Steve G. Vogel has served as Senior Vice President, Chief Financial Officer since March of 2001. From April 2000 until March 2001 he served as Vice President and Chief Financial Officer of Tessera, Inc., an intellectual property company serving the semiconductor industry. From February 1999 until March 2000, Mr. Vogel was the Vice President of Finance and Chief Financial Officer of iLogistix, a supply chain management company. He served from 1994 to 1999 as the Vice President, Chief Financial Officer and General Counsel of Microbank Software, Inc., a software company providing back office automation to the financial services industry. Previously, Mr. Vogel was the Vice President and Chief Financial Officer of Transform Logic Corp., Director of Finance for Guardian Industries, and in progressive financial roles at Ryder System, Corning, and Ford Motor Company. He holds an M.B.A. from The Wharton School at the University of Pennsylvania, a J.D. from Arizona State University, cum laude, an LL.M. in corporation law from New York University School of Law, and a B.A. and an M.B.A. from Lehigh University. An attorney at law, Mr. Vogel was admitted to the State Bars of New York, New Jersey and Arizona, and holds both CPA and CMA designations.

Allen Swann has served as the president of our international operations since March 2001. From February 1998 until March 2001, Mr. Swann ran the international operation of Prime Response Ltd., now a wholly-owned subsidiary of ours. From 1986 to February 1998, Mr. Swann was first a regional sales manager and later the UK Sales Director for Oracle UK. Mr. Swann earned his B.S. in Statistics from Salford University.

Jeremy Coote has served as the president of our Americas operations since December 2001. From 1998 until 2000 Mr. Coote served as vice president and general manager of North American operations for Siebel Systems, Inc. From 1988 through 1998 Mr. Coote held several key executive roles at SAP America, Inc., including company president, and executive vice president from 1993 through 1995, and President of SAP North America from 1996 though 1998.

Kathryn C. Gould has been a director of ours since July 1996. She is a manager for each of the general partners for Foundation Capital I, II, and III, a family of venture capital limited partnerships, and has been a member of that firm since December 1995. Since 1989, Ms. Gould has been a general partner of Merrill, Pickard, Anderson & Eyre, a venture capital firm. Ms. Gould also serves as a director of Eloquent, Inc., a Web-based business communications solutions provider, and as a director of Interwoven, Inc., a software provider. Ms. Gould received a B.Sc. in physics from the University of Toronto and an M.B.A. from the University of Chicago.

William E. Ford was appointed as a director of ours on March 27, 2001. Mr. Ford served as a director of Prime Response from October 1997 until we acquired it on March 27, 2001. Mr. Ford has served as a managing member of General Atlantic Partners, LLC (or its predecessor), a private equity investment firm, and an affiliate of Prime Response, that invests globally in Internet information technology companies, since 1991. Mr. Ford also serves as a director of Priceline.com, Inc., a provider of Internet pricing systems, E*Trade Group, Inc., a provider of Internet financial services, Critical Path, Inc., SoundView Technology Group, Inc. and several private information technology companies. Mr. Ford is also an employee of General Atlantic Service Corporation. Mr. Ford is on the compensation committees of E*Trade Group, Inc. and SoundView Technology Group, Inc.

David R. Springett, Ph.D. has been a director of ours since January 2000. Dr. Springett has served as president of the Community College Foundation, an educational foundation since February 1994. Dr. Springett was also president of Strategic Marketing Associates, a marketing company from January 1992 to January 1994 and held various positions with Xerox Corporation, a photocopy and computer equipment company, from May 1963 to May 1991, including Vice President, strategic marketing and director, European marketing. He is a board member of the California Vehicle Foundation and the California State Commission on Welfare Reform and Training. Dr. Springett has received degrees from the Royal Military College of Canada, the University of Toronto, Queen's University and Harvard University.

George Reyes has served as a director of ours since September 2001. Mr. Reyes is currently the interim chief financial officer of ONI Systems, Inc. From March 1999 through July 2001 Mr. Reyes served as vice president and treasurer of Sun Microsystems, Inc., a global supplier of network computing technologies, products and services. From April 1994 through March 1999 Mr. Reyes served as vice president corporate controller of Sun Microsystems, Inc. Mr. Reyes has also served on the Board of Directors and the Audit Committee of Symantec Corporation since August 2000. Mr. Reyes holds an M.B.A., finance concentration, from Santa Clara University, and a B.A. in accounting from the University of South Florida.

A-2.

SCHEDULE B

FORM OF

CHORDIANT SOFTWARE, INC.

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement is entered into as of October __, 2002 (the "Exchange Date"), by and between Chordiant Software, Inc., a Delaware corporation (the "Company") and ______________("Grantee").

Recitals

A. The Company has offered to Grantee, and Grantee has elected to accept the Company's offer, to exchange certain of Grantee's stock options for restricted shares of the Company's Common Stock, par value $0.001.

B. As partial consideration for Grantee being issued the restricted shares of the Company's Common Stock, Grantee must execute this Restricted Stock Agreement, setting forth the rights and restrictions of the Restricted Stock.

Agreement

The parties, intending to be legally bound, hereby agree as follows:

    Grant of Restricted Stock; Payment for Shares.
      Grant of Shares. Pursuant to and subject to the terms of the Company's [1999 Equity Incentive Plan] / [2000 Nonstatutory Equity Incentive Plan], attached hereto as Exhibit A (the "Plan"), the Company hereby grants to Grantee as of the Exchange Date ____________ shares of the Company's common stock, par value $0.001 per share, subject to the restrictions set forth below (the "Restricted Stock").
      Consideration. The Company hereby acknowledges that the surrender of certain stock options, as set forth on Exhibit B (the "Tendered Options"), by Grantee constitutes all consideration for this grant of Restricted Stock.
    Restrictions and Related Terms.
      Restrictions Generally. Until they expire in accordance with Section 2(d) or 2(e), the following restrictions (the "Restrictions") shall apply to the Restricted Stock
        Grantee shall have no right to sell, transfer, assign, pledge, or otherwise encumber or dispose of the Restricted Stock (except for transfers and forfeitures to the Company); and
        the Restricted Stock shall be subject to a risk of forfeiture as set forth in Section 2(c).
      Rights as Stockholder. Grantee shall be entitled to receive dividends on the Restricted Stock when, as, and if dividends are declared and paid on the Company's common stock, shall be entitled to vote Restricted Stock on any matter submitted to a vote of holders of the Company's common stock, and shall have all other rights of a stockholder of the Company, except as otherwise expressly provided in this Section 2. Dividends other than regular quarterly dividends, and any securities or property resulting from an adjustment under Section 7(d) of the Plan, shall be subject to the Restrictions to the same extent as Restricted Stock to which they relate.
      Forfeiture of Restricted Stock. If Grantee ceases to be employed by or provide services to the Company (or any of its subsidiaries) for any reason prior to the expiration of the Restrictions, the Restricted Stock as to which Restrictions have not previously expired and/or lapsed shall be forfeited to the Company at the time of such cessation.
      Vesting; Expiration of Restrictions.
        The Restricted Stock shall vest, and the Restrictions shall expire, as follows:
          All shares of Restricted Stock granted in respect of Tendered Options that would have been vested as of December 31, 2002, had such Tendered Options not been exchanged for Restricted Stock (the "Vested Options") shall vest, and the Restrictions thereon shall expire and lapse, in roughly equal installments on the 15th of February, May, August and November of 2003;
          All shares of Restricted Stock granted in respect of Tendered Options that (x) are not Vested Options, and (y) would have been fully vested as of December 31, 2003 had such Tendered Options not been exchanged for Restricted Stock (the "2003 Options"), shall vest, and the Restrictions thereon shall expire and lapse, over the same number of quarters of 2004 over which such 2003 Options would have vested had the 2003 Options not been exchanged, and the vesting dates for each applicable quarter shall be on the 15th of February, May, August and November;
          All Tendered Options that are neither Vested Options nor 2003 Options are referred to hereafter as "Other Options." All shares of Restricted Stock granted in respect of the portion of an Other Option that would have vested during 2003 had such Other Option not been exchanged (the "2003 Portion") shall vest, and the Restrictions thereon shall expire and lapse roughly equal installments on the 15th of February, May, August and November of 2004;
          All shares of Restricted Stock granted in respect of the portion of an Other Option that would have vested during 2004 had such Other Option not been exchanged (including any Other Option that would have become fully vested during any quarter of 2004) had such Other Option not been exchanged (the "2004 Portion") shall vest, and the Restrictions thereon shall expire and lapse roughly equal installments on the 15th of February, May, August and November of 2004;
          All shares of Restricted stock granted in respect the portion of an Other Option other than the 2003 Portion or the 2004 Portion (the "Remaining Portion") shall vest, and the Restrictions thereon shall expire and lapse, in roughly equal installments on the 15th of each February, May, August and November, starting in 2005, over the duration of the remaining original vesting period of the exchanged or cancelled Other Options, such that the Restricted Stock exchanged for Other Options will be fully vested as of the date such Other Options would have been fully vested if such Other Options were not exchanged or cancelled.
        No fractional share shall vest at any time, and any fractional shares that are not vested as of the final vesting installment shall be combined and shall vest at that time.
        Notwithstanding the foregoing, and provided the Restricted Stock has not been forfeited pursuant to Section 2(c) of this Agreement, in the event of a Change in Control, as defined in the Plan, the vesting of the Restricted Stock shall be automatically accelerated immediately prior to the Change in Control such that the Restricted Stock will be vested to the same extent as the Restricted Stock would have been vested (in the absence of a Change in Control) as of the date one (1) year following the date of the Change in Control.
    Certificates Representing Restricted Stock.
      Restricted Stock shall not be evidenced by issuance of certificates, and shall remain in the custody of the Company or its designee until such time as the Restrictions on such shares have expired. In addition, Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the Company shall deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange on which Common Stock is then quoted or listed, or to implement the Restrictions
      Subject to Section 2(e), upon expiration of the Restrictions on any Restricted Stock, the Company shall promptly be deposited into your account established with RBC Capital Markets.
    Stock Powers. Grantee agrees to execute and deliver to the Company, in connection herewith, one or more stock powers in the form attached hereto as Exhibit C authorizing the transfer of the Restricted Stock to the Company.
    Tax Matters.
      Recognition of Income. Grantee understands that under Section 83 and other applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") the fair market value of the Restricted Stock on the date when the Restrictions expire will be reportable as ordinary income at such time. Grantee further understands that, in lieu of the foregoing, Grantee may elect to be taxed at the time the Restricted Stock is acquired hereunder on a recognized income amount equal to the fair market value of the Restricted Stock (without regard to the Restrictions) on the Exchange Date by filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within thirty (30) calendar days after Exchange Date (an "83(b) Election"). Grantee acknowledges that it is Grantee's sole responsibility to seek advice regarding Section 83(b) and to determine whether to make an 83(b) Election.
      Minimum Statutory Tax Withholdings.
        If Grantee does not file an 83(b) Election, Grantee is required to pay any applicable minimum statutory tax withholding and other payroll tax amounts. Grantee hereby directs the Company to sell on Grantee's behalf on each vesting date a number of shares of the Restricted Stock that vests on a vesting date with a value equal to the amount of all minimum statutory tax withholdings and other payroll taxes for such shares of stock and to use the proceeds from the sale of such shares of stock to pay for all applicable minimum statutory tax withholdings.
        If Grantee files an 83(b) Election within thirty (30) calendar days of the Exchange Date, Grantee will be required to tender a check on the Exchange Date in the amount of all applicable minimum statutory tax withholdings and other payroll taxes for the grant of the Restricted Stock.
    Grantee Bound by Plan. Grantee hereby acknowledges receipt of the attached copy of the Plan and agrees to be bound by all the terms and provisions thereof (as presently in effect or hereafter amended), which are incorporated herein by reference, and by all decisions and determinations of the Committee thereunder. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan; provided, however, that in the event the provisions hereof conflict or are inconsistent with the terms of the Plan the provisions hereof shall govern the Restricted Stock.
    Miscellaneous.
      This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock, and supersedes any prior agreements or documents with respect to the Restricted Stock.
      This Agreement is not an employment or other services contract and nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company (or any subsidiary of the Company) to terminate Grantee's employment or services for any reason and at any time, with or without cause, and with or without notice.
      In addition to any other limitation on transfer imposed by applicable securities laws, Grantee shall not assign, pledge, hypothecate, donate, encumber or otherwise dispose of any interest in the shares of Restricted Stock while such shares are subject to the Restrictions set forth in this Agreement. After the Restrictions have expired with respect to any such shares of Restricted Stock, the shares with respect to which the Restrictions have expired may be freely disposed of by Grantee.
      Except as permitted by the Plan, no amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Grantee with respect to the Restricted Stock shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and by Grantee.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, this Restricted Stock Agreement is entered into as of the date first set forth above.
Chordiant Software, Inc. By: Print Name: Print Title:	Grantee By: Print Name:

Schedule C

Transactions in the Past 60 Days

Name	Number of Shares (purchased/sold)	Price Per Share	Date	Type of Transaction
Jeremy Coote	50,000 purchased	$0.74	8/8/02	Open Market
Jeremy Coote	25,000 purchased	$0.77	8/9/02	Open Market
Jeremy Coote	25,000 purchased	$0.83	8/12/02	Open Market
George Reyes	60,860 purchased	$0.82	7/31/02	Open Market
Allan Swann	10,021 purchased	$0.629	8/15/02	ESPP
Steve Vogel	3,000 purchased	$0.85	7/26/02	Open Market
Steve Vogel	3,000 purchased	$0.80	8/1/02	Open Market
Steve Vogel	3,200 purchased	$0.70	8/5/02	Open Market